UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment NO.______)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CORUS BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Robert J. Glickman President and CEO	3959 N. Lincoln Ave. Chicago, IL 60613

March 13, 2007

TO OUR SHAREHOLDERS:

I would like to invite you to attend the 2007 Annual Meeting of Shareholders of Corus Bankshares, Inc., to be held on Monday, April 23, 2007 at 10:00 a.m. at the Doubletree Hotel & Conference Center, 9599 Skokie Boulevard, Skokie, Illinois.

The primary purpose of the Annual Meeting will be to elect seven directors, ratify the appointment of Ernst & Young LLP as Corus’ independent public accountants for 2007 and approve an amendment to the Corus Bankshares, Inc. 2006 Stock Option Plan.  We will also be sharing with you information about our performance during 2006.

Whether you plan to attend the Annual Meeting or not, please date and sign the enclosed Proxy card and return it in the accompanying envelope.  Your vote is very important regardless of how many shares you own.  If you do attend the Annual Meeting and wish to vote in person, you may do so, even though you have previously sent in a Proxy card.

Please note the location for the meeting at the Doubletree Hotel & Conference Center, 9599 Skokie Boulevard, Skokie, Illinois.  See the next page for a map and directions.

I look forward to seeing you at the meeting.

Very truly yours,

LOCATION FOR THE SHAREHOLDER MEETING

FROM O’HARE INTERNATIONAL AIRPORT:

Exit towards the city and watch for 294 North. Take 294 North to Dempster Street and exit East.  Turn left at the first light which is Potter Road.  Take Potter Road 1 mile to Golf Road and turn right.  Take Golf Road 6 miles to Skokie Blvd and the hotel is on the Southeast corner of Golf Road and Skokie Blvd.

FROM DOWNTOWN CHICAGO:

Take the Kennedy Expressway (90/94) towards Wisconsin.  At the junction, stay on 94 West towards Milwaukee (Eden’s Expressway).  Exit Old Orchard Road (Exit 35) and turn right off the exit ramp.  Take Old Orchard Road 4 blocks to Skokie Blvd and turn right.  Take Skokie Blvd 4 blocks to Golf Road and the hotel is located on the Southeast corner of Golf Road and Skokie Blvd.

FROM NORTH:

Take 294 South .  At the junction where 294  splits, stay on 94 East (Eden’s  Expressway) towards Chicago. Merge onto US-41 (Skokie Blvd.)  South via EXIT 34A. Take US-41 approximately 2 1/2 miles  and the hotel is located on the Southeast corner of Golf Road and Skokie Blvd.

Doubletree Hotel & Conference Center 9599 Skokie Boulevard Skokie, Illinois 60077 847-679-7000

Corus Bankshares, Inc.
3959 N. Lincoln Ave., Chicago, Illinois 60613

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 23, 2007

To our Shareholders:

          Notice is hereby given that the Annual Meeting of Shareholders of Corus Bankshares, Inc. will be held on Monday, April 23, 2007 at 10:00 a.m. at the Doubletree Hotel & Conference Center, 9599 Skokie Boulevard, Skokie, Illinois for the following purposes:

1.	To elect the full board of seven directors;

2.	To consider and act upon ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2007;

3.	To approve an amendment to the Corus Bankshares, Inc. 2006 Stock Option Plan;

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

          Only shareholders of record at the close of business on February 23, 2007 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.  Your attention is directed to the accompanying Proxy card, Proxy Statement and 2006 Annual Report of Corus Bankshares, Inc.

By Order of the Board of Directors

/s/ Tim H. Taylor

Tim H. Taylor
Secretary

Chicago, Illinois
March 13, 2007

NOTE:  Please mark, date and sign the enclosed Proxy card and return it promptly in the enclosed envelope whether or not you plan to attend the Annual Meeting in person. You may revoke your Proxy at any time before it is voted.

CORUS BANKSHARES, INC.
3959 N. Lincoln Ave.
Chicago, Illinois  60613

PROXY STATEMENT
Annual Meeting of Shareholders - April 23, 2007

The Board of Directors of Corus Bankshares, Inc. (“Corus” or the “Company”) is soliciting proxies for use at the Annual Meeting of Shareholders to be held on April 23, 2007, at 10:00 a.m., at the Doubletree Hotel & Conference Center, 9599 Skokie Boulevard, Skokie, Illinois, or at any adjournment or postponement of such meeting.  These proxy solicitation materials are first being sent to shareholders on or about March 13, 2007.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the accompanying Notice of Annual Meeting of Shareholders.  Also, management will report on Corus’ performance during the last fiscal year and respond to questions from shareholders.

Who is entitled to vote at the meeting?

In accordance with Corus’ by-laws, shareholders of record as of the close of business on February 23, 2007 are entitled to vote at the meeting.  As of the close of business on February 23, 2007, Corus had 56,247,378 shares of Common Stock issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our Common Stock are entitled to one vote per share.  Therefore, a total of 56,247,378 votes are entitled to be cast at the meeting.  Each proxy received from shareholders will be voted at the meeting and, if specified, as directed, by the shareholder.  Shareholders of Corus have no cumulative voting rights with respect to the election of directors.

What constitutes a quorum?

The majority of the voting power of our outstanding shares of Common Stock as of the record date must be present at the meeting in order to hold the meeting and conduct business.  This is called a quorum.  Your shares are counted as present at the meeting if:

•	You are present and vote in person at the meeting;
•	You have properly submitted a proxy card; or
•

If your shares are held in “street name” (as defined below) through a broker, you do not instruct your broker how you wish your shares to be voted, and your broker casts a discretionary vote on routine matters on your behalf.

How do I vote my shares?

Registered shareholders (those whose shares are owned in their name and not in “street name”) may vote by completing and properly signing the enclosed proxy card and returning it to us in the envelope provided.  Registered shareholders who attend the meeting may deliver their completed proxy card in person.  “Street name” shareholders (as defined below) may vote by either returning the enclosed proxy card, by telephone or through the Internet (a telephone number and web address are provided on the voting instruction card).  Street name shareholders who would like to vote in person at the meeting must obtain a legal proxy from the bank, brokerage firm or other nominee who holds the shares and bring it to the meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Mellon Investor Services LLC, the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares.  However, you are still considered the beneficial owner of those shares, and your shares are said to be held in “street name.”  Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

May I change my vote?

Yes.  A proxy may be revoked at any time before it is exercised by means of a written revocation or a properly executed proxy bearing a later date.  Shareholders of record having executed and returned a proxy who attend the meeting and desire to vote in person are requested to notify the Secretary of Corus prior to or at the time of a vote taken at the meeting.

How does the Board recommend I vote?

Unless you give instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.  The Board’s recommendation is set forth in the description of each item in the Proxy Statement.  In summary, the Board of Directors recommends a vote:

FOR the election of the nominees to the Board of Directors,

FOR the ratification of Ernst & Young LLP as the Company’s independent public accountants, and

FOR the proposed amendment to the Corus Bankshares, Inc. 2006 Stock Option Plan.

With respect to any other matter that properly comes before the meeting and submitted to a vote of the shareholders, the vote will be cast in accordance with the best judgment of the proxy holders thereof.

What vote is required for the election of directors or for a proposal to be approved?

In accordance with the Amended and Restated Articles of Incorporation of the Company, the affirmative vote of a majority of shares present and entitled to vote at the meeting shall be required to elect each director nominee, to ratify the selection of Ernst & Young LLP as independent auditors for fiscal year 2007, to approve the proposal to amend the Corus Bankshares, Inc. 2006 Stock Option Plan and to approve any other proposal brought before the shareholders at the annual meeting.

How are votes counted?

In the election of Corus directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For each other proposal, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN”.  Shares represented by proxies marked “WITHHOLDING AUTHORITY” with respect to the election of one or more nominees for election as director have the effect of a vote against the nominee for whom authority was withheld.  Shares represented by proxies marked “AGAINST” or “ABSTAIN” on each other proposals will have the effect of a vote against the proposal.  If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

What Is the Effect of Broker Non-Votes?

If your shares are held in “street name” and you do not give instructions as to how you want your shares voted, the brokerage firm, bank or other nominee who holds Corus shares on your behalf may, in certain circumstances, vote the shares at its discretion.  With respect to “routine” matters, such as the election of Directors in an uncontested election and the ratification of the selection of the independent registered public accounting firm, a brokerage firm, bank or other nominee has authority (but is not required) under NASDAQ rules to vote its clients’ shares if the clients do not provide instructions.  When a brokerage firm, bank or other nominee votes its clients’ Common Stock shares on routine matters without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR, WITHHOLDING AUTHORITY, AGAINST or ABSTAIN with respect to such routine matters.

With respect to “non-routine” matters, such as our proposal to amend the Corus Bankshares, Inc. 2006 Stock Option Plan as described below, NASDAQ rules do not permit the brokerage firm, bank or other nominee to vote its clients’ shares if the clients do not provide instructions.  This is referred to as a “broker non-vote.”  “Broker non-votes” will be counted for purposes of establishing a quorum to conduct business at the meeting, but will be treated as not entitled to vote for purposes of determining approval of a non-routine proposal.  Accordingly, they will not count as a vote for or against the proposal and will have no effect on the outcome of the vote.

This means that if you are a street name holder and you do not vote your proxy, your brokerage firm, bank or other nominee may either:  (i) vote your shares on routine matters, but not non-routine matters, or (ii) leave your shares unvoted altogether.

Who pays the expenses incurred in connection with the solicitation of proxies?

The cost of soliciting proxies in the accompanying form has been or will be borne by Corus.  Proxies will be solicited by mail, and may be solicited personally by directors, officers or regular employees of Corus who will not receive special compensation for such services.  Upon request, Corus will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of the Common Stock, par value $0.05 per share.

How can I submit a director nominee or proposal to be voted on at the Company’s 2008 Annual Meeting?

If a shareholder plans to propose either an item of business or a Director nominee to be considered at our 2008 Annual Meeting of shareholders, to be eligible under our By-Laws for consideration at that meeting the shareholder is required to give notice of such proposal to our Corporate Secretary no later than January 23, 2008 (which is the date 90 days prior to the anniversary of the most recent Annual Meeting).  If the shareholder also wishes such an item of business to be included in the Company’s Proxy Statement for that meeting, the proposal must satisfy the procedural and substantive criteria for inclusion set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and must be received by our Corporate Secretary at the Company’s principal executive offices no later than November 13, 2007.

PRINCIPAL SHAREHOLDERS

So far as is known to Corus, based upon information furnished to it and a review of filings with the Securities and Exchange Commission, as of February 23, 2007, the following shareholders beneficially owned more than five percent (5%) of the Common Stock of Corus:

Shareholder	Amount and Nature of Beneficial Ownership		Percent

Robert J. Glickman	12,794,014	(1)	22.1%
Edward W. Glickman	6,210,124	(2)	11.0%
Joseph C. and Beverly R. Glickman	4,906,220	(3)	8.7%
Putnam, LLC and its affiliated entities	3,636,274	(4)	6.5%
American Century Companies, Inc.	3,004,635	(5)	5.3%

The address for Robert J. Glickman, Edward W. Glickman, and Joseph C. and Beverly R. Glickman is c/o Corus Bankshares, Inc. 3959 N. Lincoln Avenue, Chicago, IL  60613.  The address for Putnam, LLC and its affiliated entities, except for Marsh & McLennan Companies, Inc., is One Post Office Square, Boston, MA  02109.  The address for Marsh & McLennan is 1166 Avenue of the Americas, New York, NY  10036.  The address for American Century Companies, Inc. is 4500 Main Street, 9th Floor, Kansas City, MO  64111.

(1)

Includes 407,256 shares held by Robert J. Glickman’s wife, 421,328 shares held by his wife as trustee of a trust for the benefit of one of his children, 235,932 shares as director and officer of the Robert and Caryn Glickman Foundation and 277,020 shares as director and officer of the Joseph C. Glickman Foundation.  Also includes stock options to purchase 1,536,000 shares of Common Stock that were exercisable on or within 60 days after February 23, 2007.  Excludes 949,780 shares held by Michael G. Stein as Trustee for the benefit of Robert J. Glickman’s children.  Robert J. Glickman is the son of Joseph C. and Beverly R. Glickman.

(2)

Includes 40,280 shares held as trustee for the benefit of various relatives of Joseph C. Glickman under Glickman Family Trusts and 19,804 as director of a charitable corporation.  Edward W. Glickman is the son of Joseph C. and Beverly R. Glickman.

(3)	Includes 277,020 shares held as trustee for the Joseph Glickman Foundation for which Robert J. Glickman also has voting and investment power.

(4)

Putnam, LLC d/b/a Putnam Investments filed a Schedule 13G on February 13, 2007, on behalf of itself and its parent company, Marsh & McLennan Companies, Inc., and its two registered investment-advisor subsidiaries, Putnam Investment Management, LLC and The Putnam Advisory Company, LLC. The report states that both registered investment advisors have dispositive power over the shares as investment managers, but each of Putnam Investment Management, LLC’s mutual fund trustees have voting power over the shares held by each fund, and The Putnam Investment Advisory Company, LLC has shared voting power over the shares held by institutional clients. Putnam, LLC reported shared voting power as to 379,917 shares and shared dispositive power as to all 3,636,274 shares beneficially owned by it. Putnam Investment Management LLC reported shared voting power as to 24,656 shares and shared dispositive power as to 2,078,288 shares. The Putnam Advisory Company, LLC reported shared voting power as to 355,261 shares and shared dispositive power as to 1,557,986 shares.

(5)

American Century Companies, Inc. filed a Schedule 13G on February 13, 2007, on behalf of itself and its investment-advisor subsidiary, American Century Investment Management, Inc. American Century Companies, Inc. reported sole voting power as to 2,673,843 shares and sole dispositive power as to 3,004,635 shares.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth, as of February 23, 2007, information with respect to the beneficial ownership of Common Stock by each director, by each executive officer that is named in the summary compensation table included in this Proxy Statement, and by all directors and executive officers of Corus as a group.

	Amount and Nature of Beneficial Ownership		Percent

Director Nominees
Robert J. Glickman	12,794,014	(1)	22.1%
Joseph C. Glickman	4,906,220	(2)	8.7%
Robert J. Buford	1,000		*
Kevin R. Callahan	4,000		*
Rodney D. Lubeznik	9,750		*
Michael J. McClure	4,000		*
Peter C. Roberts	400		*
Named Executive Officers (3)
Tim H. Taylor	186,400	(4)	0.3%
Michael G. Stein	1,362,388	(5)	2.4%
Timothy J. Stodder	100	(6)	*
Randy P. Curtis	79,675	(4)	0.1%
All Directors and Executive Officers as a Group (17 in total)	19,389,899	(4)	33.3%

The address for each of the Director Nominees and Executive Officers is c/o Corus Bankshares, Inc., 3959 N. Lincoln Ave., Chicago, IL  60613.

*	Represents less than 0.1% of total shares of Common Stock outstanding

(1)

Includes 407,256 shares held by Robert J. Glickman’s wife, 421,328 shares held by his wife as trustee of a trust for the benefit of one of his children, 235,932 shares as director and officer of the Robert and Caryn Glickman Foundation and 277,020 shares as director and officer of the Joseph C. Glickman Foundation.  Also includes stock options to purchase 1,536,000 shares of Common Stock that were exercisable on or within 60 days after February 23, 2007.  Excludes 949,780 shares held by Michael G. Stein as Trustee for the benefit of Robert J. Glickman’s children.  Robert J. Glickman is the son of Joseph C. and Beverly R. Glickman.

(2)	Includes 277,020 shares held as trustee for the Joseph Glickman Foundation for which Robert J. Glickman also has voting and investment power.

(3)	Robert J. Glickman, CEO, is listed under Director Nominees.

(4)

Includes stock options to purchase shares of Common Stock that were exercisable on or within 60 days after February 23, 2007 in the following amounts:  Mr. Curtis – 71,200; Mr. Taylor – 185,200; and All Directors and Executive Officers as a Group – 2,048,000.

(5)

Includes 949,780 shares as trustee of various trusts for children of Robert J. Glickman.  Excludes 208,996 shares of Corus stock that have been credited to Mr. Stein, but are held back, pursuant to the Commission Program for Commercial Loan Officers.

(6)	Excludes 16,947 shares of Corus stock that have been credited to Mr. Stodder, but are held back, pursuant to the Commission Program for Commercial Loan Officers.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the meeting, it will be proposed to elect seven directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualify.

The following individuals are nominees for election.  All of the nominees have been selected by the Nominating Committee and have indicated a willingness to serve, but in case any of the nominees is not a candidate at the Annual Meeting, it is the intention of the proxy holders to vote in favor of the remainder of those named and to vote for substitute nominees at their discretion.  Information regarding these seven nominees is set forth below.

DIRECTOR NOMINEES

Name, Age and Period of Service as a Director	Principal Occupation and Directorships for Past Five Years

Joseph C. Glickman (91) Director since 1958	Chairman of the Board of Directors of Corus
Father of Robert J. Glickman

Robert J. Glickman (60) Director since 1972	President, Chief Executive Officer and Director of Corus and Corus Bank, N.A.
Son of Joseph C. Glickman

Robert J. Buford (58) Director since 2003	President and Chief Executive Officer, Planned Realty Group, Inc. and affiliates (owns and operates residential real estate)

Kevin R. Callahan (45) Director since 2005	Chief Executive Officer and Director, Affirmative Holdings, Inc., (insurance), 2005-Present
Private Investor, 2004-2005
Chief Executive Officer, Allianz Insurance Company, (insurance), 2002-2004
Executive, Aon Capital Market, Aon Risk Services, N.A., (risk management and insurance brokerage), 1996-2002

Rodney D. Lubeznik (59) Director since 1994	President, Chief Executive Officer and Director, Restaurant Management Corp. (owns and operates restaurants)

Michael J. McClure (46) Director since 2002	Managing Director, Residential Capital, LLC, (real estate financing), 2006-Present
Financial Consultant, Self-Employed, 2003-2006
Executive Vice President, Kemper Insurance, (property and casualty insurance), 1998-2003

Peter C. Roberts (46) Director since 2003	Chief Executive Officer – Americas, Jones Lang LaSalle, Inc., (real estate and money management services to investors, occupiers and owners of commercial real estate), 2003-Present
Global Chief Operating Officer – Jones Lang LaSalle, Inc., 2002
Director Jones Lang LaSalle, Inc. (NYSE: JLL), 2001-2004

PROPOSAL TWO: APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Corus is requesting shareholder approval to ratify the Audit Committee’s appointment of Ernst & Young LLP as Corus’ independent auditors for the fiscal year ending December 31, 2007.  In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment.  Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in Corus’ and its shareholders’ best interests.

One or more representatives of Ernst & Young LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so. Ernst & Young LLP representatives will also be available to respond to appropriate questions that shareholders may have.

Fees

The following table represents fees billed to Corus by Ernst & Young LLP for services provided in 2006 and 2005.

Fee Category	2006	2005

Audit Fees	$400,000	$380,000
Audit-Related Fees	45,300	26,350
Tax Fees	—	—
All Other Fees	1,500	1,500

Total	$446,800	$407,850

Audit-Related Fees include costs associated with auditing the Company’s benefit plans in both 2006 and 2005.   For 2006, Audit-Related Fees also include costs related to reviewing the Company’s S-8 filings.

The Audit Committee’s policies and procedures require pre-approval for all audit and permissible non-audit services to be performed by the independent public accountants.  The Chairman of the Audit Committee has the authority to pre-approve non-audit services provided subsequent notification is made to the Audit Committee at the next scheduled meeting.  All of the Ernst & Young LLP fees mentioned above were pre-approved either by the Audit Committee or its Chairman according to these procedures.

PROPOSAL THREE: APPROVAL OF AMENDMENT TO THE CORUS BANKSHARES, INC. 2006 STOCK OPTION PLAN (TO BE RENAMED THE CORUS BANKSHARES, INC. EQUITY AWARD AND INCENTIVE PLAN)

INTRODUCTION

A proposal will be presented at the Annual Meeting to approve the First Amendment of the Corus Bankshares, Inc. 2006 Stock Option Plan (the “Plan”). The Plan was adopted by the Board of Directors on February 14, 2006, subject to shareholder approval. Shareholders approved the Plan on April 18, 2006 (the “Effective Date”).  The Board of Directors subsequently adopted the First Amendment of the Plan on February 13, 2007, subject to shareholder approval.  The First Amendment of the Plan, if approved by shareholders, will give the Company the ability to grant performance-based stock awards and performance-based cash incentive awards and makes certain technical changes to other provisions in the Plan.  In addition, the First Amendment has adjusted the aggregate number of shares available under the Plan, the limit for the number of stock awards and the individual limits for awards of options and stock appreciation rights to reflect the Company’s stock dividend effective May 18, 2006.  The First Amendment does not otherwise increase any of those limits.  A summary of the material provisions of the Plan is set forth below. A copy of the Plan, as amended through the First Amendment, is set forth below in Exhibit B.

PURPOSE

Corus established the Plan to promote the success of the Company by providing incentives to key employees that will link their personal interests to the long-term financial success of the Company and to the growth in shareholder value. The Plan is intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key employees upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent. The Plan, as amended by the First Amendment, allows the Company to grant awards of equity-based compensation involving Company common stock (“Stock”) and cash incentive awards to key employees.  The Plan, as amended by the First Amendment, provides for the grant of non-qualified stock options, stock appreciation rights (“SARs”), stock awards and cash incentive awards. The Company believes it is important for the employees of the Company and its subsidiaries to have an equity interest in the Company.

The Board of Directors has approved the First Amendment of the Plan, and is recommending it to shareholders for approval.

GENERAL

The Plan is administered by a committee (the “Committee”) of two or more members of the Board of Directors of the Company (the “Board”) who are selected by the Board. The Committee selects from the eligible individuals those persons to whom awards under the Plan will be granted (“Participants”), the types of awards to be granted and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. The Committee may delegate all or any portion of its responsibilities or powers under the Plan to persons selected by it. If the Committee does not exist, or for any other reason determined by the Board, and to the extent not prohibited by applicable law or the applicable rules of any stock exchange, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee. Because grants under the Plan are discretionary, it is not possible to determine or estimate the benefits or amounts that will be received in the future by any Participant under the Plan.

The maximum number of shares that may be delivered to Participants and their beneficiaries under the Plan shall be 3,000,000 shares of Stock.  Any shares covered by an award that are not delivered on an unrestricted basis (for example, because the award is forfeited, canceled, settled in cash, or used to satisfy the applicable tax withholding obligation) shall nevertheless be deemed to have been delivered for this purpose. If the exercise price of any option granted under the Plan, or the tax withholding obligation with respect to any award granted under the Plan, is satisfied by tendering shares of Stock to the Company, the total number of shares issued shall be deemed delivered for purposes of determining the number of shares of Stock available for delivery under the Plan.  The limits described in this and the following paragraph reflect the Company’s stock dividend effective May 18, 2006.

Awards granted under the Plan are subject to additional limits. First, the maximum number of shares of Stock that may be covered by options and SARs granted to any one Participant in any one calendar year may not exceed 500,000 shares.  Shares of Stock subject to the foregoing limit with respect to which the related award is terminated, surrendered or canceled shall not again be available for grant under this limit. Second, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan as stock awards may not exceed 600,000 shares of Stock.  Third, the maximum number of shares of Stock that may be delivered pursuant to stock awards intended to be performance-based compensation (as described below) granted to any one Participant for performance periods beginning in any one calendar year, regardless of whether the applicable performance period during which the stock award is earned ends in the same year in which it begins or in a later calendar year, may not exceed 75,000 shares.  Fourth, the maximum amount of cash incentive awards that are intended to be performance-based compensation payable to any one Participant for performance periods beginning in any one calendar year, regardless of whether the applicable performance period during which the Award is earned ends in the same year in which it begins or in a later calendar year, shall be no greater than $5,000,000.

The shares of Stock with respect to which awards may be made under the Plan shall be shares currently authorized but unissued.  At the discretion of the Committee, an award under the Plan may be settled in cash rather than Stock, Stock rather than cash, or a combination of cash and Stock. The closing price with respect to the Stock on February 23, 2007 was $19.50 per share.

In the event of a corporate transaction involving the Company (including, without limitation, any merger, reorganization, split-up, spin-off, consolidation, recapitalization, separation, liquidation, extraordinary cash dividend, Stock dividend, Stock split, share combination, exchange of shares, or any other change in the corporate structure of the Company affecting the Stock), such adjustment shall be made to awards to preserve the benefits or potential benefits of the awards and to prevent dilution or enlargement of rights. Action by the Committee may include an adjustment in the number and class of shares which may be granted and delivered under the Plan, and in the number and class of and/or price of shares subject to outstanding options, SARs and stock awards granted under the Plan; provided that the number of shares subject to any award shall always be a whole number. Action by the Committee may also include: (i) replacement of awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction; (ii) cancellation of the award in return for cash payment of the current value of the award, determined as though the award is fully vested at the time of payment, provided that in the case of an option, the amount of such payment may be the excess of value of the Stock subject to the option at the time of the transaction over the exercise price; and (iii) any other type of adjustment as may be determined to be appropriate and equitable by the Committee, in its sole discretion.

Except as otherwise provided by the Committee, awards under the Plan are not transferable except as designated by the Participant by will or by laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant.

ELIGIBILITY

All employees of the Company or its subsidiaries who, in the opinion of members of the Committee, are key employees, are eligible to become Participants in the Plan. As of January 31, 2007, the Company and its subsidiaries had 441 full-time employees. The specific employees who will be granted awards under the Plan and the type and amount of any such awards will be determined by the Committee. The Committee may consider the recommendations of a Company officer. No employee shall have any right to be granted an award under the Plan.

STOCK OPTIONS

The Committee may grant stock options to purchase a certain amount of Stock at an established exercise price. All options granted under the Plan shall be non-qualified stock options. The exercise price for an option shall be 100% of the fair market value of the Stock on the date the option is granted (or, if greater, the par value of a share of Stock), unless the Committee specifies a higher exercise price at the time that the option is granted.  The exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to the Company as consideration for the grant of a replacement option with a lower exercise price, except as adjusted for corporate transactions described above.

The option shall be exercisable in accordance with the terms established by the Committee. The full purchase price of each share of Stock purchased upon the exercise of any option shall be paid at the time of exercise of an option. Except as otherwise determined by the Committee, the purchase price of an option shall be payable in cash, in Stock (valued at fair market value as of the day of exercise), or a combination thereof; provided that payments made with Stock shall be limited to shares of Stock held by the Participant for not less than six months prior to the payment date. In addition, a Participant may elect to pay the exercise price by irrevocably authorizing a third party to sell shares acquired upon exercise of the option and remit to the Company a sufficient portion of the proceeds to pay the entire exercise price and any tax withholding resulting from the exercise. The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Stock acquired pursuant to the exercise of an option as the Committee determines to be desirable. In no event will an option expire more than ten years after the grant date.

STOCK APPRECIATION RIGHTS

A SAR entitles the Participant to receive the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Committee. The exercise price for a SAR shall be 100% of the fair market value of the Stock on the date the SAR is granted, unless the Committee specifies a higher exercise price at the time the SAR is granted. The exercise price of a SAR may not be decreased after the date of grant nor may a SAR be surrendered to the Company as consideration for the grant of a replacement SAR with a lower exercise price, except as adjusted for corporate transactions described above. The exercise of a SAR shall be settled by a cash payment to the Participant unless the Committee, in its discretion, provides for payment in Stock or a combination of cash and Stock. The SAR shall be exercisable in accordance with the terms established by the Committee. In no event will a SAR expire more than ten years after the grant date.

STOCK AWARDS

The following types of stock awards may be granted, as determined by the Committee:

          --     The Committee may grant shares of Stock that may be in return for previously performed services, or in return for the Participant surrendering other compensation that may be due.

          --     The Committee may grant shares of Stock that are contingent on the achievement of performance or other objectives during a specified period.

          --     The Committee may grant shares of Stock subject to a substantial risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the Participant, or the achievement of performance or other objectives (sometimes called “restricted stock”).  The shares of restricted stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and  distribution, until the termination of the applicable restrictions.

Any stock awards shall be subject to such other conditions, restrictions and contingencies as the Committee determines.

CASH INCENTIVE AWARDS

The Committee may grant cash incentive awards (including the right to receive payment of Stock having the value equivalent to the cash otherwise payable) that may be contingent on achievement of a Participant’s performance objectives over a specified period established by the Committee.  The grant of cash incentive awards may also be subject to such other conditions, restrictions and contingencies as determined by the Committee.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

A U.S. income tax deduction for the Company will generally be unavailable for the Company for annual compensation in excess of $1 million paid to any of the five most highly compensated officers of a public corporation. However, amounts that constitute “performance-based compensation” are not counted toward the $1 million limit. It is expected that options and SARs granted under the Plan will satisfy the requirements for “performance-based compensation.”  The Committee may designate whether any stock awards or cash incentive awards being granted to any Participant are intended to be “performance-based compensation” as that term is used in section 162(m) of the Internal Revenue Code (the “Code”).  Any such awards designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more performance measures, to the extent required by section 162(m) of the Code.  The performance measures that may be used for such awards shall be based on any one or more of the following Company, subsidiary, operating unit or division performance measures as selected by the Committee: stock price, market share, total return to stockholder, dividends, cash position, net income, economic profit, earnings, earnings growth, earnings per share, net income per share, net interest margin, net investment income, non-interest income as percent of total income, non-interest income growth, expense or cost levels, efficiency ratio, productivity ratios, credit quality, loan growth, losses, loss containment, deposit growth, assets, return on assets, equity, return on equity, and employee turnover.  Each goal may be expressed on an absolute and/or relative basis, or may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies.

CHANGE-IN-CONTROL

Unless an award provides otherwise, if a Participant who is employed by the Company or a subsidiary at the time of a “change-in-control” (defined immediately below) then holds outstanding options or SARs, all such options or SARs then held by the Participant shall become fully exercisable on or after the date of the change-in-control. This right is subject to the expiration provisions otherwise applicable to the option or SAR. Unless an award provides otherwise, if a Participant who is then employed by the Company or a subsidiary at the time of a change-in-control then holds shares of restricted stock, all such shares of restricted stock shall become fully vested and free of the restrictions on the date of the change-in-control; provided that, if the amount of the award or the vesting is to be determined based on the level of performance achieved, the target level of performance shall be deemed to have been achieved.

A “change-in-control” occurs on the date on which any person is or becomes a beneficial owner, directly or indirectly, of Stock representing 50% or more of the total voting power of the Company’s then outstanding Stock. For this purpose, a “person” does not include: (i) a trustee or other fiduciary of securities held under an employee benefit plan of the Company; (ii) a corporation, partnership, or trust owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company; (iii) any person who is a beneficial owner of 5% or more of the total voting power of the Company’s outstanding stock on April 18, 2006; (iv) any charitable foundation; or (v) any person obtaining an ownership interest by reason of a gift, devise or inheritance. A “change-in-control” also includes: (1) any sale, transfer, or disposal of all or substantially all of the assets of the Company; or (2) any merger, consolidation, or other combination of the Company other than (a) a combination with an affiliate of the Company; or (b) a combination with any non-affiliated company where the Company is the surviving business entity after such combination. In the event of an ambiguity as to whether a change-in-control has occurred, the Committee, in its sole and absolute discretion, shall make a determination whether a change-in-control has taken place and, if so, the exact date on which the change-in-control is deemed to have occurred. Notwithstanding the foregoing, a change-in-control shall be deemed not to have occurred with respect to a Participant, if the Participant is part of a purchasing group which consummates the change-in-control transaction.  A Participant will be deemed part of a purchasing group if the Participant is an equity participant or has agreed to become an equity participant, directly or indirectly, in the purchasing company or group (except for an equity interest in the purchasing company or group of less than 10% of any class of such equity).

AMENDMENT, MODIFICATION, AND TERMINATION

The Plan may be amended, modified, or terminated at any time by the Board, provided that no amendment, modification, or termination may adversely affect the rights of any Participant under the award granted prior to the date such amendment is adopted without the Participant’s written consent, unless such action is necessary to ensure that section 409A of the Code does not apply to the Plan. However, without the approval of the shareholders of the Company, no such amendment, modification, or termination may: (i) increase the total number of shares of Stock which may be issued under this Plan, either in the aggregate or to an individual, except as adjusted for corporate transactions described above; (ii) change the class of employees eligible to participate in the Plan; or (iii) change the provisions of the Plan regarding exercise price. The Plan will remain in effect as long as any awards under it are outstanding, but no new awards may be granted after the ten-year anniversary of the Effective Date.

UNITED STATES INCOME TAX CONSIDERATIONS

Under present Federal income tax laws, awards granted under the Plan will have the following tax consequences:

Stock Options

The grant of a non-qualified stock option (“NQSO”) will not result in taxable income to the Participant. Except as described below, the Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the Participant upon subsequent disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

The exercise of an NQSO through the delivery of previously acquired stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares surrendered and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares that are given up. The value of the shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the Participant at the time of the exercise. The excess shares will have a new holding period for capital gain purposes and a basis equal to the value of such shares determined at the time of exercise.

Stock Appreciation Rights

The grant of a SAR will not result in taxable income to the Participant. Upon exercise of a SAR, the amount of cash or the fair market value of shares received will be taxable to the Participant as ordinary income, and a corresponding deduction will be allowed to the Company. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Stock Awards

A Participant who has been granted a stock award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, if the grant is subject to restrictions that will lapse upon the achievement of other objectives, assuming that the restrictions constitute a “substantial risk of forfeiture” for Federal income tax purposes.  Upon the vesting of shares subject to an award, the Participant will realize ordinary income in an amount equal to the then fair market value of those shares, and the Company will be entitled to a corresponding deduction.  Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting.  Dividends paid to the holder during the restriction period will also be compensation income to the Participant and deductible as such by the Company.

Cash Incentive Awards

A Participant will realize taxable income at the time the cash incentive award has vested and is distributed, and the Company will be entitled to a corresponding deduction.

Withholding of Taxes

Pursuant to the Plan, the Company may deduct, from any payment or distribution of shares under the Plan, the amount of any tax required by law to be withheld with respect to such payment, or may require the Participant to pay such amount to the Company prior to, and as a condition of, making such payment or distribution. Subject to rules and limitations established by the Committee, a Participant may make an irrevocable election to (i) surrender to the Company shares of Stock to which the Participant is otherwise entitled under the Plan, provided however, that such shares may be used to satisfy not more than the Company’s minimum statutory withholding obligation, or (ii) surrender to the Company shares of Stock which the Participant already owns, provided, however, that to the extent such shares are used to satisfy more than the minimum statutory withholding obligation, then, except as otherwise provided by the Committee, such payments shall be limited to shares held by the Participant for not less than six months prior to the payment date. The portion of the withholding that is satisfied with shares will be determined using the fair market value of the Stock on the date when the amount of taxes to be withheld is determined.

The use of shares of Stock to satisfy any withholding requirement will be treated, for Federal income tax purposes, as a sale of such shares for an amount equal to the fair market value of the Stock on the date when the amount of taxes to be withheld is determined. If previously-owned shares of Stock are delivered by a Participant to satisfy a withholding requirement, the disposition of such shares would result in the recognition of gain or loss by the Participant for tax purposes, depending on whether the basis in the delivered shares is less than or greater than the fair market value of the shares at the time of disposition.

Change-In-Control

Any acceleration of the vesting or payment of awards under the Plan in the event of a change-in-control in the Company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Internal Revenue Code, which may subject the Participant to a 20% excise tax and which may not be deductible by the Company.

Tax Advice

The preceding discussion is based on Federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the Federal income tax aspects of the Plan. A Participant may also be subject to state and local taxes in connection with the grant of awards under the Plan. The Company suggests that Participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

The Board of Directors recommends a vote “FOR” approval of the First Amendment of the Corus Bankshares, Inc. 2006 Stock Option Plan (to be renamed the Corus Bankshares, Inc. Equity Award and Incentive Plan).

EXECUTIVE COMPENSATION

The following table sets forth the compensation, for services in all capacities to Corus and its subsidiary during the last fiscal year, earned by Corus’ Chief Executive Officer, Chief Financial Officer and the other three highest-paid executive officers (the “Named Executive Officers”), who were serving as executive officers at December 31, 2006, as measured on the basis of total compensation (reduced by the amount included in Column (h) below).

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards(1) ($) (e)	Option Awards(2) ($) (f)	Non- Equity Incentive Plan Compen- sation(1) ($) (g)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings(3) ($) (h)	All Other Compens- ation(4) ($) (i)	Total ($) (j)

Robert J. Glickman President & CEO	2006	500,000	500,000	0	729,840	0	62,787	0	1,792,627
Tim H. Taylor Exec. VP & CFO	2006	336,000	345,000	0	277,668	0	13,289	2,276	974,233
Michael G. Stein Exec. Vice President Commercial Lending	2006	275,000	0	0	0	1,367,886	17,089	2,276	1,662,251
Timothy J. Stodder Senior Vice President Commercial Lending	2006	200,000	0	67,937	0	470,901	19,493	2,276	760,607
Randy P. Curtis Exec. Vice President Retail Banking	2006	250,000	320,000	0	122,429	0	15,905	2,276	710,610

(1)

Stock Awards and Non-Equity Incentive Plan Compensation represent amounts awarded pursuant to the CLO Program (discussed on the next page under “Commission Program for Commercial Loan Officers”). The amounts listed in the Stock Awards column represent the value of holdbacks “invested” in the Corus Stock election.  The amounts listed in the Non-Equity Incentive Plan Compensation column for Mr. Stein represent $1,367,886 paid in cash.  For Mr. Stodder, the amount listed represents $199,151 paid in cash and $271,750 held back and “invested” in the S&P 500 election.

(2)	Refer to Note 14 of the Company’s 2006 Annual Report for a discussion of the assumptions used in valuing Stock Option Awards.

(3)	Represents increase in accumulated benefits under the Corus Bankshares, Inc. Retirement Income Plan and Trust.

(4)	Represents 401(k) matching contributions of $1,500 and life and disability insurance premiums in the amount of $776.

Commission Program for Commercial Loan Officers

The Company maintains a long-term incentive plan for the commercial loan officers, the Commission Program for Commercial Loan Officers (the “CLO Program”).  The CLO Program rewards commercial loan officers for originating new loans and the size of the commissions are based on the amount of interest and fees earned on those loans.  An additional, and critical, aspect of this compensation program is that officers share in the risk of loss on the loans they generate.  Generally, a substantial portion of officers’ commissions may be held back for up to nine years and are at risk of loss in the event the Company suffers a loss on the loan. This “holdback” provision is designed to more closely align the goals of the commercial loan officers with the interests of Corus and its shareholders. (The CLO program stipulates that losses are to be measured at the final disposition of the loan or, if the bank forecloses on the loan, the final disposition of the OREO asset. Moreover, the CLO Program also factors in other costs to the Company associated with nonperforming loans or assets.)

While total commissions are expensed each year (both commissions paid in cash and those commissions held back), only a portion is generally paid in that year with the remainder held back.  The commercial loan officers have various elections for “investing” the holdbacks including 1) units that are each equivalent to a share of Corus common stock (the “Corus Stock election”), 2) an account with returns based on an investment that is a function of the S&P 500 (the “S&P 500 election”), and 3) cash with interest credited based on the prevailing Treasury rate during the holdback period (the “Treasury election”).

The CLO Program allows for partial releases of an officer’s total holdbacks in instances where it is determined that a portion of an officer’s holdback is no longer considered to be at a substantial risk of forfeiture.  In addition, no current year holdback will be required for those officers whose previous holdbacks are sufficient to cover estimated potential losses.

As previously stated, holdbacks are subject to reduction on an officer-by-officer basis in the event of certain circumstances relating primarily to loan losses (commercial loan officers share in losses on loans in an equal percentage to the rate at which they earned commissions on those same loans). Therefore, officers’ holdbacks effectively provide Corus with an additional reserve against loan losses. In addition, the CLO Program provides that the Company can recover loan losses by reducing or eliminating current year’s commissions that would have otherwise been paid in cash.

Grants of Plan-Based Awards

The following table includes both awards granted pursuant to the Corus Bank, N.A. Commission Program for Commercial Loan Officers (the “CLO Program”) and stock options granted pursuant to the Corus Bankshares, Inc. 2006 Stock Option Plan (the “Stock Option Plan”).  No stock appreciation rights, restricted stock or restricted stock units were granted to Named Executive Officers in 2006.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Under- lying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)

		Thres- hold ($) (c)	Target ($) (d)	Maxi- mum ($) (e)	Thres- hold ($) (f)	Target ($) (g)	Maxi- mum ($) (h)

Robert J. Glickman	5/24/06	n/a	n/a	n/a	n/a	n/a	n/a	n/a	150,000	28.86	1,195,500
Tim H. Taylor	5/24/06	n/a	n/a	n/a	n/a	n/a	n/a	n/a	40,000	28.86	318,800
Michael G. Stein	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Timothy J. Stodder	1/1/06	n/a	118,600	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Randy P. Curtis	5/24/06	n/a	n/a	n/a	n/a	n/a	n/a	n/a	36,000	28.86	286,920

The Compensation Committee granted the stock options listed in the table on May 24, 2006 at exercise prices equal to the closing price of Corus stock on the prior business day. The stock options vest 20% per year over a five-year period and expire 10 years from the date of grant.  In the event of a change in control of the Company, as defined in the 2006 Stock Option Plan document, all granted and outstanding stock options vest and become immediately exercisable.

As previously discussed (under “Commission Program for Commercial Loan Officers”), the CLO Program is designed to reward commercial loan officers based on their individual efforts related to loan originations, outstanding balances related to such loans and the loan loss experience of each officer’s loan portfolio.  Once a loan is originated, the officer earns commissions based on the overall profitability of the loan.  Broadly speaking, the profitability of a loan is determined based on the total amount of interest and fees collected over the life of the loan, less certain opportunity costs applied and allocated department overhead.  While certain of these variables are known or can be reasonably well estimated, how long a loan will be outstanding and its average balance over that time is much less certain. In addition, these commissions may also be reduced by future loan losses. As such, the actual total commissions an officer will earn on loans originated in a given year is impossible to predict with any real precision. Moreover, an officers’ election as to how to “invest” any held back commissions, and how such investments perform in the future, will also affect the future value of the holdbacks (as well as where those amounts would be classified in the above table).  Given these various uncertainties, the Company has chosen to reflect the entire estimated future payouts as non-equity awards under the Target column of “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.” For Mr. Stodder, the amount listed represents an estimate of future commissions based on loans originated during 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards at December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

Robert J. Glickman	0	150,000	n/a	28.86	5/24/2016	n/a	n/a	n/a	n/a
	20,000	80,000	n/a	24.25	4/8/2015	n/a	n/a	n/a	n/a
	48,000	72,000	n/a	19.15	4/30/2014	n/a	n/a	n/a	n/a
	96,000	64,000	n/a	10.50	4/10/2013	n/a	n/a	n/a	n/a
	128,000	32,000	n/a	12.51	4/22/2012	n/a	n/a	n/a	n/a
	160,000	0	n/a	12.30	4/23/2011	n/a	n/a	n/a	n/a
	200,000	0	n/a	6.25	5/23/2010	n/a	n/a	n/a	n/a
	800,000	0	n/a	7.66	8/11/2009	n/a	n/a	n/a	n/a
Tim H. Taylor	0	40,000	n/a	28.86	5/24/2016	n/a	n/a	n/a	n/a
	8,000	32,000	n/a	24.25	4/8/2015	n/a	n/a	n/a	n/a
	21,600	32,400	n/a	19.15	4/30/2014	n/a	n/a	n/a	n/a
	43,200	28,800	n/a	10.50	4/10/2013	n/a	n/a	n/a	n/a
	57,600	14,400	n/a	12.51	4/22/2012	n/a	n/a	n/a	n/a
	18,000	0	n/a	12.30	4/23/2011	n/a	n/a	n/a	n/a
Randy P. Curtis	0	36,000	n/a	28.86	5/24/2016	n/a	n/a	n/a	n/a
	4,000	16,000	n/a	24.25	4/8/2015	n/a	n/a	n/a	n/a
	6,400	9,600	n/a	19.15	4/30/2014	n/a	n/a	n/a	n/a
	9,600	6,400	n/a	10.50	4/10/2013	n/a	n/a	n/a	n/a
	11,200	2,800	n/a	12.51	4/22/2012	n/a	n/a	n/a	n/a
	12,000	0	n/a	12.30	4/23/2011	n/a	n/a	n/a	n/a
	10,000	0	n/a	6.25	5/23/2010	n/a	n/a	n/a	n/a
	8,000	0	n/a	7.66	8/11/2009	n/a	n/a	n/a	n/a

All options expire 10 years after the grant date, and the options vest 20% each year for five years.

(continued on next page)

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (continued)

	Option Awards					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

Michael G. Stein	0	0	n/a	n/a	n/a	208,996	4,821,538	n/a*	n/a*
Timothy J. Stodder	0	0	n/a	n/a	n/a	16,947	390,967	n/a*	n/a*

* Under the Commission Program for Commercial Loan Officers, commissions (both paid in cash and those held back) for 2006 have been reflected in the Summary Compensation Table.  The total amount and proper treatment of future commissions is subject to a number of uncertainties, including: (i) what portion, if any, of such commissions in future years might be held back; (ii) what portion, if any, of amounts held back would be placed into the Corus stock holdback election; and (iii) the market price of the Company’s stock at the time of such an election, and consequently the number of shares of stock into which such an election would translate is uncertain.

Stock awards represent those amounts held back pursuant to the CLO Program and “invested” by the officer in the Corus Stock election (see “Commission Program for Commercial Loan Officers” following the Summary Compensation Table for a summary of the CLO Program).  The awards were granted to Mr. Stein and Mr. Stodder in the following years:

OUTSTANDING STOCK AWARDS

	1999	2000	2001	2002	2003	2004	2005	2006	Total

M.G. Stein	30,943	48,047	32,324	31,827	45,644	20,211	—	—	208,996
T. J. Stodder	1,050	—	1,038	—	982	5,164	5,366	3,347	16,947

Release of the awards will be made in accordance with the terms of the CLO Program.

Option Exercises and Stock Vesting

The following table summarizes the stock options exercised and the value realized by the Named Executive Officers during 2006.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)

Robert J. Glickman	0	0	n/a	n/a
Tim H. Taylor	32,400	640,013	n/a	n/a
Michael G. Stein	0	0	254,572	5,720,233
Timothy J. Stodder	0	0	n/a	n/a
Randy P. Curtis	26,000	409,729	n/a	n/a

Stock Awards, shown in the table above, represent the release of amounts previously held back pursuant to the CLO Program, which had been “invested” in the Corus Stock election (refer to the “Commission Program for Commercial Loan Officers” section following the Summary Compensation Table for a summary of the CLO Program).  The shares were valued based on the closing market price of Corus common stock as of December 15, 2006.  This amount, together with the value of all other releases under the plan, is also reported as aggregate withdrawals in the Nonqualified Deferred Compensation table.

Nonqualified Deferred Compensation

The amounts included for both Mr. Stein and Mr. Stodder in the table below relate to benefits associated with the CLO Program.  See the discussion following the Summary Compensation Table (“Commission Program for Commercial Loan Officers”) for information regarding deferral elections, earnings, and releases.

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

Robert J. Glickman	—	—	—	—	—
Tim H. Taylor	—	—	—	—	—
Michael J. Stein	—	—	(2,105,687)	6,171,497	4,878,656
Timothy J. Stodder	339,687	—	(5,757)	11,221	1,040,955
Randy P. Curtis	—	—	—	—	—

Amounts included in the “Executive Contributions in Last FY” column represent the commissions credited to the officers in 2006, but held back pursuant to the terms of the CLO Program.  These amounts are included in the Summary Compensation table in the Stock Awards column if “invested” in Corus stock, or the Non-Equity Incentive Plan Compensation column if “invested” in either the S&P 500 election or the Treasury election.

The amounts listed under “Aggregate Earnings in Last FY” includes the increase/(decrease) in the market value of the CLO Program participant’s holdbacks, and the amount of “synthetic” dividends accrued for commercial loan officers with holdbacks “invested” in the Corus Stock election. For Mr. Stein, the balance consists of accrued dividends totaling $382,444, less a decrease in the value of his holdback of $2,488,131 (virtually all of Mr. Stein’s holdback is invested in Corus stock).  For Mr. Stodder, the balance reflects accrued dividends of $11,221, less a decrease in the market value of his holdbacks of $16,978.

The investment choices available under the CLO Program provide officers the opportunity to earn market returns, both in regard to income (e.g., dividends paid on Corus stock investments are at the same rate as paid to Corus’ shareholders) and appreciation (e.g., officers investing in Corus stock have the same potential for gain, and loss, as does any other investor in Corus stock). As a result of these earnings not being preferential, none of the amounts listed in the Aggregate Earnings in Last FY column have been reported in the Summary Compensation table.

The “Aggregate Withdrawals/Distributions” column includes the release of previously held back commissions, and the payment of the aforementioned accrued dividends on investments in Corus stock. For Mr. Stein, the balance includes the release of Corus stock holdbacks of $5,720,233 (as detailed under the “Option Exercises and Stock Vested” table), S&P 500 holdbacks of $68,820, and $382,444 reflecting the payment of dividends. For Mr. Stodder, the balance reflects the payment of accrued dividends of $11,221.

For 2006, all commissions held back pursuant to the CLO Program are reported in the Summary Compensation table (in either the Stock Awards or Non-Equity Incentive Plan Compensation columns).  However, in prior years, amounts held back were not reported in the Summary Compensation table until released.  Upon release, the amounts were reported under the LTIP Payouts column.  As such, amounts previously reported in the Summary Compensation table that are also included in the Aggregate Balance at Last FYE column are limited to 2006 holdbacks ($339,687 for Mr. Stodder and $0 for Mr. Stein).

The release of holdbacks reflected in the Aggregate Withdrawals/Distributions column relates to an agreement entered into between the Company and Mr. Stein on December 12, 2006.  The agreement, known as the Commission Agreement and Release (the “Release”), provides, in part, that Mr. Stein shall be deemed to have ceased participating in the Corus Bank Commission Program for Commercial Loan Officers with respect to loans originated after October 31, 2005, and shall receive no commissions with respect to such loans.  Accordingly, no awards were issued to Mr. Stein in 2006 and, pursuant to the CLO Program, $5.8 million of previously held back amounts were released. Going forward, we anticipate that his responsibilities will shift from front-line loan origination more in the direction of supervisory responsibilities, and that his compensation pattern will therefore likewise move away from that typical of front-line loan officers in the direction of that enjoyed by other executives with primarily administrative or other operational responsibilities.

Pension Benefits

Corus provides retirement benefits under a tax-qualified defined benefit plan, the Corus Bankshares Retirement Income & Trust Plan.  An employee must be 21 years old and complete one calendar year of employment in which the employee works at least 1,000 hours to be eligible to participate in the pension plan.  Once these requirements are met, the employee can enter the plan on either January 1 or July 1.  An employee is vested after five years of service in the plan.  Corus does not provide any supplemental executive retirement plans.

Upon attainment of normal retirement age, a participant is entitled to receive a monthly benefit for life equal to 22.5% of final monthly average compensation up to covered compensation (as defined below), plus 37.5% of such participant’s final average monthly compensation in excess of covered compensation, decreased proportionately for less than 30 years of credited service and decreased proportionately for departure prior to age 65.  Final average compensation is the highest consecutive 5-year average compensation.  Compensation includes salary, bonus, and stock option gains.  Covered compensation is a 35 year average of the Social Security wage base, as published by the Social Security Administration.  The maximum level of annual compensation for computing retirement benefits in 2006 was $220,000.  The pension plan currently limits pensions benefits to an annual maximum of $175,000 in accordance with IRS requirements.

Normal retirement age is 65, however participants can begin to receive early retirement benefits at age 55 with at least 5 years of service.  The benefit accrued as of the early retirement date is reduced by 0.5% for each of the first 60 months and 0.25% for each of the next 60 months by which the early retirement age precedes the normal retirement age.  As of December 31, 2006, Robert J. Glickman was the only Named Executive Officer eligible for early retirement.

Participants can choose from different forms of payment including a straight-life annuity, a joint & survivor benefit with the survivor annuity percentage to the spouse equal to 50%, 66 2/3%, or 100%, or an annuity for the participant’s life with 10 years certain.  Depending on the form of payment chosen, the benefit payments are adjusted accordingly using actuarial assumptions.  Lump sum distributions are available for participants with a vested interest of $5,500 or less.

In the table below, the present value of the accumulated benefits under the pension plan for each Named Executive Officer is based on the following assumptions: (1) Benefits are accumulated through December 31, 2006, (2) Benefits are in the form of a straight-life annuity and payment begins at age 65, (3) Mortality rates are consistent with the Retired Pensioners Mortality Table (RP-2000, based on mortality experience from 1990 to 1994 projected to 2000) and (4) a 5.75% discount rate is used to calculate the present values.

PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years Credited Service (1) (#) (c)	Present Value of Accumulated Benefits ($) (d)	Payments During Last Fiscal Year ($) (e)

Robert J. Glickman	Retirement Income & Trust	37.0	454,055	0
Tim H. Taylor	Retirement Income & Trust	17.0	79,466	0
Michael G. Stein	Retirement Income & Trust	14.5	96,497	0
Timothy J. Stodder	Retirement Income & Trust	18.5	116,079	0
Randy P. Curtis	Retirement Income & Trust	8.5	72,152	0

(1)	As described above, the credited years of service differ from actual years as a result of certain eligibility requirements. Corus does not grant extra years of credited service.

Change-in-Control Agreements

Corus has Change-In-Control Employment Agreements (“Agreements”) with two of the five Named Executive Officers, Tim H. Taylor and Randy P. Curtis.  The purpose of the Agreements is to provide severance compensation in the event of a termination of employment, under the circumstances described below, after a change in control of Corus.  “Change in control” generally occurs on the date when an individual, corporation or partnership (with certain exceptions) becomes a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of the stock of Corus representing 50% or more of the total voting power of Corus’ then outstanding stock.

Under the terms of the Agreements, the circumstances for payment would be termination by Corus other than for cause, termination by the executive for “good reason” or termination by the executive other than for good reason.  “Good Reason” means (i) any failure by Corus to comply with the provisions of the Agreement relating to compensation and benefits, or (ii) Corus’ relocation of the executive’s principal job location to a location, other than Corus’ headquarters on the date of the change in control, more than 35 miles from his principal job location on the date of the change in control.

The payments would be paid within 30 days of termination of employment and only if the executive executes a release of claims against Corus and affiliated persons.  For a period of two years following the termination of employment for any reason, the executive cannot solicit customers or employees of Corus with which he had direct or indirect contact as an employee of the Company during the eighteen-month period preceding his termination of employment with the Company.  Severance payments will be reduced and/or eliminated if the payments are prohibited by any banking regulations or the loss of a deduction would result under Section 280(g) of the Internal Revenue Code.

The following table illustrates the forms of compensation Messrs. Taylor and Curtis would receive under different scenarios following a change in control, pursuant to the Change-In-Control Agreements and the 1999 and 2006 Stock Option Plans.

PAYMENTS AND BENEFITS UNDER A CHANGE IN CONTROL

	Termination by Corus Other Than for Cause or by Executive for Good Reason	Termination For Cause, Death or Disability	Termination By Executive Other Than for Good Reason

Unpaid salary through date of termination	Yes	Yes	Yes
Payment equal to a multiple of annual base salary	Yes	No	Yes (1)
100% of bonus paid in the year prior to the change in control, pro-rated through date of termination	Yes	No	No
Healthcare benefits and/or other perquisites	No	No	No
Accelerated vesting of stock options	(2)	(2)	(2)

(1)	If termination occurred within 30 days following the first anniversary of the change in control

(2)

Pursuant to the terms of the 1999 and 2006 Stock Option Plan, all stock options held become fully exercisable on and after the date of change in control (subject to the expiration provisions otherwise applicable to the stock options)

Termination by Company Other Than for Cause or Termination by Executive for “Good Reason”

If, during a period of 36 months following the change in control, Mr. Taylor or Mr. Curtis resigns for Good Reason or if either is terminated by Corus (other than for cause), compensation provided would be in the form of a lump sum payment equal to 300% of annual base salary plus a pro-ration of any bonus paid in the year before the change in control for the amount of time employed in the year of termination.

Below is an estimate of the total payments Messrs. Taylor and Curtis would receive assuming the termination occurred on December 31, 2006 and that they exercised all outstanding stock options on that date.

Termination by Company Other Than For Cause or Termination by Executive for “Good Reason”

Name (a)	Percent of Annual Base Salary (%) (b)	Salary Payment ($) (c)	Bonus Payment ($) (d)	Exercise of Accelerated Vested Stock Options ($) (e)	Estimated Total Payment ($) (f)

Tim H. Taylor	300%	1,008,000	345,000	2,071,710	3,424,710
Randy P. Curtis	300%	750,000	320,000	832,625	1,902,625

Termination by Executive Other Than for “Good Reason”

If Mr. Taylor or Mr. Curtis initiates termination for any reason during the 30-day period following the first anniversary of the change in control, compensation provided would be in the form of a lump sum payment equal to 150% of annual base salary.

Assuming the change in control occurred on December 31, 2005, below is an estimate of the total payments Messrs. Taylor and Curtis would receive if they terminated for other than “Good Reason” on December 31, 2006.  The estimate below also assumes that they exercised all stock options that had been outstanding at the time of the change in control.

Termination by Executive Other Than for “Good Reason”

Name (a)	Percent of Annual Base Salary (%) (b)	Salary Payment ($) (c)	Bonus Payment ($) (d)	Exercise of Accelerated Vested Stock Options ($) (e)	Estimated Total Payment ($) (f)

Tim H. Taylor	150%	504,000	0	2,071,710	2,575,710
Randy P. Curtis	150%	375,000	0	832,625	1,207,625

DIRECTOR COMPENSATION

The table below details the compensation earned by directors in 2006.

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation * ($) (g)	Total ($) (h)

Joseph C. Glickman	33,000	n/a	n/a	n/a	n/a	30,596	63,596
Robert J. Buford	41,500	n/a	n/a	n/a	n/a	n/a	41,500
Kevin R. Callahan	58,500	n/a	n/a	n/a	n/a	n/a	58,500
Rodney D. Lubeznik	77,900	n/a	n/a	n/a	n/a	n/a	77,900
Michael J. McClure	69,800	n/a	n/a	n/a	n/a	n/a	69,800
Peter C. Roberts	44,500	n/a	n/a	n/a	n/a	n/a	44,500

*

In the case of Mr. Glickman, relates to reimbursement of a charter jet expense incurred for transportation to and from Board of Director meetings.  The Company has agreed to reimburse Mr. Glickman at the rate of one-third of the total expense.

Directors of the Company who are also employees receive no additional compensation for their services as a director. Accordingly, Robert J. Glickman did not receive any payment for Board or committee meetings.  See Director Compensation in the Corporate Governance section of this Proxy Statement for disclosure regarding the determination of Director compensation.

Joseph C. Glickman was an executive officer of the company for several years prior to his retirement on December 31, 2001.  Based on his many years of service as an employee, he is entitled to an annual pension benefit of $59,000 per annum, which he has been collecting since 2003.  This pension benefit and payment is in no way connected to his service as director.

In August 2006, the Board approved new fees for Board and Committee meetings.  The fees listed in the table below were applicable for the various Board and Committee meetings during 2006.

MEETING FEES

	Full Board		Audit Committee		Compensation Committee		Nominating Committee

	Jan-Jul ($)	Aug-Dec ($)	Jan-Jul ($)	Aug-Dec ($)	Jan-Jul ($)	Aug-Dec ($)	Jan-Jul ($)	Aug-Dec ($)

‘Regular’ Board Meetings (per meeting)	8,000	8,500
‘Regular’ Committee Meetings (per meeting)			6,000	6,000	3,000	4,000	3,000	3,000
‘Special’ Meetings - In-Person (per hour)	2,000	1,500	2,000	1,500	1,500	1,500	1,500	1,500
‘Special’ Meetings - Telephonic (per hour)	1,200	1,500	1,200	1,500	1,000	1,500	1,000	1,500

In addition, the Chairman of both the Audit and Compensation Committees are paid annual retainer fees.  Prior to August the annual fees were $18,000 and $6,000 for the Audit Committee Chairman and the Compensation Committee Chairman, respectively.  Effective August 2006, the annual Chairman fees were increased to $20,000 and $8,000, respectively.  The fees are paid quarterly.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity Compensation plans approved by security holders	3,875,116	(1)	$14.00	(2)	4,733,586	(3)
Equity Compensation plans not approved by security holders	n/a		n/a		n/a
Total	3,875,116		$14.00		4,733,586

(1)	Includes outstanding stock options representing 3,126,340 shares and 748,776 shares held back pursuant to the Commission Program for Commercial Loan Officers.
(2)	Weighted average exercise price relates only to outstanding stock options.
(3)	Includes unissued stock options under the 2006 Stock Option Plan of 2,643,880 and common shares available for issuance under the Commission Program for Commercial Loan Officers of 2,089,706.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (the “Committee”) is responsible for the approval and oversight of compensation and benefit plans and employment agreements affecting senior management. The Committee consists entirely of independent, non-employee directors who are not eligible to participate in the management compensation program.

Objectives of Our Compensation Program

Corus’ executive compensation objective is to link compensation with corporate and individual performance in a manner which, recognizing the marketplace practices of other comparable companies, will retain and attract executives who can achieve Corus’ short and long-term goals. This compensation objective is intended to:

•	Align the interests of senior management with the interests of our shareholders;

•	Attract and retain key talent needed to compete successfully in an intensely competitive environment;

•	Motivate executives with competitive total compensation opportunities based on Corus’ performance and each individual executive’s contributions to that performance;

•	Emphasize performance-based compensation over fixed salary, particularly for executives involved in loan origination; and

•	Use long-term equity compensation programs based on the performance of Corus common stock to further align the interests of senior management with our shareholders.

Further, as a general matter, the more senior an employee of the company is, the greater the proportion of that employee’s overall compensation which will be awarded in the form of bonus or equity.  Thus, for example, our Chief Executive Officer received cash compensation that was evenly divided between salary and bonus, with non-cash compensation, in the form of stock option grants, greater in value than his bonus. His bonus and, particularly, stock option grants therefore comprised a much greater portion of his compensation than would be the case for less senior employees.  We structure our compensation this way for two reasons.  First, the salary levels of our most senior employees are already sufficient to guarantee their ability to cover fixed personal and family expenses, as discussed more below.  Second, our most senior employees not only have greater responsibility for, but also have a greater ability to affect, our overall corporate performance.  We believe that making a greater proportion of such employee’s compensation variable and potentially responsive both to individual and overall corporate performance is both a fair and a valuable incentive for such individuals to perform to their highest ability.

Process for Determining Compensation

The Committee awarded 2006 bonuses and set 2007 base salaries at its December 6, 2006 meeting.  In addition, the Committee also held meetings on January 15, 2007, January 31, 2007, and February 13, 2007 regarding various facets of the Company’s compensation plans, including the “Restricted Stock” section discussed below. This report is based in large part upon the decisions made at those meetings.

In advance of the December 6, 2006 meeting of the Committee, Corus’ Chief Executive Officer (“CEO”) prepared recommendations to the Committee concerning executive officer compensation (other than for commissions payable under the loan officer commission program discussed below, which are calculated in a mechanical manner based on the predetermined terms of the program).  The CEO’s recommendations were based, in part, on information prepared by Corus’ Chief Financial Officer (which included Corus’ actual performance for the nine months ended September 30, 2006 and projections for the entire fiscal year).  These recommendations were forwarded to the members of the Compensation Committee for their consideration in advance of the December 6, 2006 meeting.

During the meeting, the CEO was present to answer questions and discuss the recommendations with the Committee with respect to officers other than himself.  When the discussion turned to his own compensation, the CEO left the meeting and was not present during either deliberations or voting on his compensation.

To the extent that specific performance factors were discussed, the Committee considered Corus’ actual performance for the nine months ended September 30, 2006 and projections for the entire fiscal year.

The Committee considers various factors when assessing and determining the appropriate level of compensation for the CEO and CFO. In addition to considering performance, the Committee reviews Corus’ compensation relative to that of other companies that the Committee believes to be comparable. This process includes not only a review of the absolute levels of compensation, but also a review of the various elements of compensation (e.g., salary, bonus, stock options, restricted stock, benefits, etc.) and their relative proportions (i.e., the distribution of the employee’s total compensation between salary, cash bonuses, equity awards, benefits, etc.).

In order to provide greater perspective, the Committee reviews two separate surveys of compensation practices (with only a few companies ‘overlapping’ into both surveys). One survey summarizes the compensation practices of those publicly traded U.S. bank holding companies with total assets ranging from $3 billion to $15 billion. (Many of the banking companies are part of the NASDAQ Bank Stock Index, which is included in the Performance Graph in the Annual Report filed on Form 10-K.) The second survey summarizes the compensation practices of those twenty (20) publicly held Illinois companies with market capitalizations closest (10 above and 10 below) to Corus’ market capitalization.

The Elements of Our Compensation Program

Base Salaries

Base salaries are designed to reflect each executive officer’s responsibilities and contribution to the success of Corus.  The base salary also takes into consideration the other forms and amounts of compensation (i.e., bonuses, equity awards, commissions) provided to the executive officer by Corus. In order to assure that our base salaries are competitive so as to attract and retain qualified executive officers, the Committee takes into account similar positions in the marketplace.

We believe that solid base salaries are important in order to give our executives assurance that they will be able to comfortably cover their own fixed personal and family expenses, such as home mortgages and standard living expenses.  This is particularly important for those executives whose performance cannot easily be evaluated by reference to a numeric measure of performance and who consequently have less certainty as to the results of their own performance evaluations.

Because base salaries are intended to provide a stable, fixed component of compensation, rather than one which varies heavily with Company or individual performance, salaries have historically tended to be fairly stable from one year to the next, and we would anticipate that this pattern will likely continue in the future.

Bonuses

Once base salaries are set at levels that we believe give our executives reasonable assurance as to a certain fixed income level, we endeavor to award compensation above such levels based on performance.  An important part of such performance-based compensation is cash bonuses, which are determined and awarded on an annual basis (the “Bonus Program”).  The Bonus Program is designed to promote a pay-for-performance philosophy by placing a significant portion of total compensation “at risk.” This structure is intended to advance the interests of our Company and its shareholders by helping us to attract, retain and motivate key personnel upon whose initiative, effort and judgment the successful conduct of our business is largely dependent.

In awarding bonuses near year-end, the Committee considers the achievements of each executive officer for that year.  The achievements may be quantitative or qualitative.  While there are no specific performance weightings established, factors considered may include the officer’s: position and responsibility, performance and contributions, years of experience with Corus and in the industry, knowledge of the banking industry, ability to recruit and build a management team, and commitment and entrepreneurial spirit. The Committee believes that Corus is still a small enough organization to be able to evaluate the specific contributions made by an executive officer in a given year.

The Company does not have a specific policy to retroactively seek to adjust or recover officers’ salaries or bonuses. The officer’s salaries and bonuses are determined each year based on numerous factors coupled with a subjective judgment process. It is not simply the mathematical operation of a predetermined formula based on numeric performance criteria (criteria which, in the event of a restatement or other adjustment, might subsequently be determined not to have been satisfied). Please see the section entitled “Sarbanes-Oxley Act of 2002 & Executive Compensation” for a discussion of circumstances where, regardless of the Company’s policies, the law would require that specified executive officers reimburse the company for certain compensation received from the company

With that said, a key feature of the Company’s Commission Program for Commercial Loan Officers (discussed immediately below) is the “hold back” of certain amounts of an officer’s commissions. These held back commissions are at risk of forfeiture in the event Corus experiences a loss on any of an officer’s loans. The Commission Program therefore contains the possibility of the “retroactive” recovery of prior compensation as a central part of its structure.

Commission Program for Commercial Loan Officers

For our loan officers, whose duties are generally not primarily supervisory or administrative but rather are oriented toward revenue and business generation, Corus has the Commission Program for Commercial Loan Officers (the “CLO Program”). The purpose of the CLO Program is to reward commercial loan officers for originating new loans and the size of the commissions is based on the amount of interest and fees earned on those loans. The CLO Program is also intended to help attract and retain qualified loan officers.  There are presently 19 commercial loan officers of Corus Bank earning commissions under the CLO Program, including Messrs. Michael G. Stein and Timothy J. Stodder.

An additional, and critical, aspect of this compensation program is that each officer shares in the risk of loss on the loans they generate.  We believe that tying a significant portion of the compensation of executives who essentially serve a sales function to the volume of those sales is the best way to motivate those executives, build revenue, and serve the interests of our shareholders. However, we want to be careful not to create an incentive for our loan officers to pursue loans that don’t offer an adequate risk-reward relationship. A loan officer pursuing such low quality opportunities might maximize their own commission income over the short term, but the Company’s profits and shareholder interests would be damaged over the longer term.

Accordingly, the CLO Program requires that a meaningful portion of commercial loan officers’ commissions be held back. These held back commissions are then at risk of loss should Corus experience losses on the loans generated by the commercial loan officers.  This ties the ultimate payment of a share of our loan officers’ commission income to the long-term performance of the loans they originate, thus incentivizing them to pursue not only quantity but also quality in their loan originations.  As of December 31, 2006, Mr. Stein and Mr. Stodder had commission holdbacks valued at approximately $4.9 million and $1.0 million, respectively.

As to amounts held back, each loan officer elects the form in which the holdbacks will be placed during the holdback period. There are three investment options for amounts held back: Units that are each equivalent to a share of Corus common stock, an account with returns based on the performance of an investment that tracks the S&P500, or cash with interest credited based on the prevailing Treasury rate during the deferral period.  Although loan officers are at full liberty in regard to their investment elections, they have historically placed a significant portion of their holdbacks into Corus stock.  We believe that the existence of holdbacks in Corus stock helps to align such officers’ incentives with those of the Company’s shareholders, much in the same way that direct stock ownership by the executives would.

The holdback feature of the CLO Program functions in a manner somewhat analogous to policies seen at certain other companies regarding the adjustment or recovery of payments if the relevant Company performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the payment.

In late 2006 we entered into an agreement with Mr. Stein (the “Stein Release”) that terminated his participation in the CLO Program with respect to all loans originated after October 31, 2005.  In consideration of Mr. Stein’s release of any commissions from loans originated after October 31, 2005, the Bank agreed to release Mr. Stein from what would otherwise be his share of any losses incurred with respect to such loans.  As a result of the Stein Release and in accordance with the terms of the CLO Program, Mr. Stein became entitled to the release of previously held back commissions totaling 254,572 shares of Corus Common Stock and cash totaling $68,820, which we disbursed in December 2006.  The Stein Release was entered into in connection with a gradual increase in Mr. Stein’s supervisory responsibilities and corresponding decrease in his front-line loan origination responsibilities.

Stock Options

In addition to cash compensation in the form of salary, bonus and commissions, the potential for gains from equity ownership in the Company can constitute a powerful tool for attracting, retaining and motivating our talented executives.  Moreover, we also believe that equity ownership in the Company by our executives helps to align their interests closely with those of our shareholders and incentivizes our executives to contribute to the success of the Company as a whole.  While we have not required our executives to purchase stock in the Company, which we believe might make employment with the Company slightly less attractive to them, we have sought to facilitate their ownership of equity in the Company through grants of stock options.

In 2006, stock options were granted to the Named Executive Officers as indicated in the Grants of Plan-Based Awards table.  The Compensation Committee does not assign specific Company or individual formulas when awarding stock options for the CEO or its other executive officers.  The stock option awards made by the Compensation Committee are based upon a subjective determination of each executive officer’s overall performance and contributions, and in 2006 took into account those specific individual performance considerations discussed above.

All Named Executive Officers presently hold stock options, except for Michael G. Stein and Timothy J. Stodder.  No stock options have been awarded to Messrs. Stein or Stodder in view of the fact that under the CLO Program both executives receive performance-based commission compensation tightly correlated with the Company’s financial success.  Further, for commissions under the CLO Program that were required to be held back, both Messrs. Stein and Stodder have elected to invest a significant portion of those holdbacks in Corus stock.  As a result, we generally believe that their incentives are already sufficiently aligned with those of shareholders without the further grant of stock options to them.

Stock options awarded by the Company carry a 10-year final maturity and have a 5-year time-based vesting schedule (that is, 20% of an award vests on each of the next 5 anniversaries of the grant date).  We believe that this time-based vesting schedule creates an appropriate incentive for the executive to remain employed with the Company for a number of years.  At the same time, we did not choose to impose a longer vesting schedule (i.e., one which stretches over more than five years) because in order for such an arrangement to remain economically attractive to the executive, the stock option would need to cover a correspondingly larger number of shares.  We believe that such larger, longer stock options would reduce the Company’s ability to respond in a more agile manner to the evolution over time of the Company’s economic circumstances and the individual executive’s performance.  We concluded that a five-year time-based vesting period achieves an appropriate balance between these competing considerations.

We believe it is best to award stock options relatively shortly after our public release of the previous quarter’s earnings.  The only date during 2006 on which we awarded stock options was at our Compensation Committee meeting on May 24, 2006.  These awards followed our Earnings Release for our first fiscal quarter ended March 31, 2006 that were released on April 17, 2006. We anticipate following a generally similar pattern of scheduling the dates for stock options grants in future years.

As the meeting was held first thing in the morning on May 24, we used the closing price of our stock from the close of business on the preceding day as the exercise price for the stock options granted.  That price was in fact higher than the closing price on May 24, making the stock options less valuable than they would have been if the May 24th closing price had been used. Going forward we plan to use the closing price of the day on which the meeting is held.

Restricted Stock

Although we have historically used stock options as the means to grant equity compensation to our executives, going forward we anticipate using grants of restricted stock as well.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and the four other most highly compensated executive officers as of the end of any fiscal year.  However, the statute exempts commission-based and “performance-based” compensation from the deduction limit if certain requirements are met.

Our existing 2006 Stock Option Plan (“Plan”) allows for the granting of restricted stock grants, but not grants that would be eligible for this “performance-based” exemption from the deduction limit.  Accordingly, elsewhere in this proxy statement we are asking for your vote in favor of an amendment to our Plan (at the same time to be re-titled the Corus Bankshares, Inc. “Equity Award & Incentive Plan”) that will permit the award of “performance-based” restricted stock exempt from the deduction limit.

If the amendment is approved, we anticipate that going forward we would each year offer a select group of senior officers the choice to receive restricted stock in lieu of any stock options that they might otherwise be granted for that year.  In cases where an officer chooses to receive restricted stock instead of an option grant, we anticipate that the total number of shares of restricted stock to be granted would be only approximately one fifth of the number of shares that would otherwise have been subject to the foregone stock option.

These officers will thus have a choice of receiving a stock option with both greater potential upside as well as potential downside, or instead of the stock option, a grant of restricted stock with less potential upside but also less potential downside.  The reason for this differing economic impact of a stock option versus restricted stock is that the option has value only if and to the extent that the value of the underlying shares increases over time.  If the stock price increases, then the stock option would bring greater economic benefit to the holder than the alternative restricted stock grant because the number of subject shares would be larger.  On the other hand, if the price of the underlying stock remains flat or decreases, the stock option could have little to no value.  The value of the stock option would thus fluctuate more sharply in response to changes in the value of our stock.  By contrast, even in the face of a decline in the price of our stock, a restricted stock grant could retain much of its value.  The restricted stock is thus a safer bet for the recipient, but does not hold the same potential for gain if the Company’s stock does well in the market.

In order to satisfy the requirements of the performance-based exemption from Section 162(m)’s limit on deductibility for restricted stock awards, we will establish certain performance measures and criteria upon which restricted stock awards would be based.  While the Committee has discussed various possible measures and criteria, a final determination has not yet been made.

We would like to provide this choice to our executives in order to permit them the greatest flexibility in structuring their own economic arrangements in a manner they prefer.  In our experience different individuals have different tolerance for risk based on a variety of personal preferences and the point at which they find themselves in their careers.  We believe providing this flexibility will provide a benefit that will at the margin help us retain these executives in a competitive environment.  At the same time, we do not believe that offering this choice would on balance be harmful to the company.  Although the dilutive impact to our existing shareholders of a restricted stock grant would be more certain (because in the face of a price decline the restricted stock would still be issued whereas an option under such circumstances might never be exercised at all), the dilutive impact would also be significantly less in the case of an increase in the price of our stock (because only approximately one fifth the number of shares would ultimately be issued than might be issued pursuant an option under such circumstances).

We do not currently anticipate imposing a contractual requirement that shares of restricted stock be returned to the company (or cash restitution be made) in the case of an accounting restatement. With that said, the Committee retains the express right to review the appropriateness of restricted shares not being forfeited by the employee in the event of an accounting restatement and may, in its sole discretion, decide that the shares, or some portion thereof, should in fact be forfeited. Please see the section entitled “Sarbanes-Oxley Act of 2002 & Executive Compensation” for a discussion of circumstances where, regardless of the Company’s policies, the law would require that specified executive officers reimburse the company for certain compensation received from the company.

Based on information currently available to us, we believe that Mr. Stein would likely, and certain other executives might likewise, elect to receive such restricted stock grants in lieu of stock options they might otherwise receive.

Again, we believe that offering this choice to our officers will help us retain talented executives without harming the Company, and accordingly request that you approve our proposal elsewhere in this proxy statement to amend our stock option plan to permit us to make restricted stock grants in a manner which also allows us to take full tax deductions for the value of those grants.

Change-in-Control Agreements

In late 2006, Corus entered into Change-in-Control Agreements (“Agreements”) with two of the five Named Executive Officers, Tim H. Taylor and Randy P. Curtis. The Agreements are essentially identical to existing Change-in-Control Agreements that expired in late 2006.  Because the Agreements are complex, the following discussion must necessarily remain high-level – for greater detail, please refer to the section elsewhere in this proxy statement entitled “Executive Compensation – Change-In-Control Agreements” or refer directly to the text of the Agreements themselves.  The form of agreement appears as an exhibit to our Form 8-K filed with the SEC on January 3, 2007.

The purpose of the Agreements is to provide severance compensation in the event of a termination of employment, under the circumstances described above under “Executive Compensation – Change-In-Control Agreements”, after a change in control of Corus.

We believe that the Agreements are in the best interests of the shareholders of Corus because, among other things, the Agreements encourage the continued attention and dedication of the executives covered by these Agreements to their assigned duties without distraction arising from the possibility of a change in control.  In addition, executives who wish to enjoy the financial security provided by the Agreements must agree not to solicit either the Company’s customers or its employees for a two-year period following termination of the executive’s employment (though this restriction lapses if a change in control of the Company occurs, as defined in the Agreements).  Messrs. Taylor and Curtis elected to enter into such Agreements; Messrs. Stein and Stodder did not.

No such Agreement was viewed as necessary with respect to Mr. Glickman, as he would be a major beneficiary of any acquisition of the Company by virtue of his significant equity ownership in the Company and therefore would not be in need of personal economic security following such an event.  The discussion below accordingly confines itself to the Agreements entered into by Messrs. Taylor and Curtis.

If a change in control occurs, and if within three years of the change in control either the executive is terminated by the Company other than for “cause” or the executive leaves for “good reason” (both as defined in the Agreements), then the executive would receive a lump sum payment equal to the sum of three years’ worth of salary and an amount equal to his bonus in the year prior to the change in control (pro-rated for the point in the year which the change in control occurred).

Even if the executive is not terminated by the Company or if the executive leaves for “good reason” (defined primarily to mean being relocated more than 35 miles away), we recognize that a change in control could have a significant adverse effect on an executive’s job satisfaction and career trajectory, and that the risk of such adverse changes could serve as a distraction to the executive or even as an incentive to leave our employ preemptively if a change in control were being contemplated.  In order to mitigate this risk, the Change-in-Control Agreements also provide that if the executive has stayed at the Company for a full year following the change in control, but voluntarily chooses to leave during a 30-day window following that anniversary of the change in control, the executive will be entitled to a severance payment equal to one and a half years’ worth of salary. Under this provision, the executive would not be entitled to a severance payment related to prior year’s bonuses. Other than benefits in case of termination for disability, the Agreements do not provide for any continuation of health care coverage and do not provide any perquisites.

Based on surveys prepared by management of selected peer bank holding companies, the Committee believes that the severance payment levels discussed above are comparable to those prevalent among our competitors.  We believe offering similar arrangements is important in our efforts to retain our most valued executives.

Irrespective of whether the executive stays at the Company following a change in control, pursuant to the terms of our 2006 Stock Option Plan, full acceleration of the executive’s options would occur upon a change in control.  We viewed this provision as fair to our executives in light of the fact that by remaining employed with our Company they have shown serious personal commitment and have ventured their careers with us – we believe it is fair that in such a case they enjoy a portion of any proceeds of such a change in control commensurate with the full amount of their option awards rather than just the portion as to which they had managed to vest prior to the event.

Assuming no change in control occurs in the meantime, the Agreements expire one year from the date entered into. We anticipate offering substantially similar Agreements to a select group of senior officers again next year (which may include officers who do not presently have Agreements with the Company).

Pension Plan

We maintain a pension plan in order to provide employees a certain measure of financial security past retirement age, which we believe makes our executives more comfortable remaining employed by the Company over the long-term rather than seeking other opportunities elsewhere.  We have structured the pension plan in a manner designed to give greatest reward to those employees who stay with us the longest.  Thus, employees only vest in the plan after five years of service, and benefits under the plan are proportionately decreased for less than 30 years of service and for departure prior to age 65. Importantly, executive officers’ benefits under the pension plan are calculated in the same manner as all other employees.

Other Benefits

As at many other companies, we provide our employees with health and life insurance. In addition, we make small contributions to a 401(k) plan on their behalf. As with the Pension Plan, executive officers receive the same benefits under the 401(k) as all other employees. We view the insurance and 401(k) contributions as standard employee benefits requisite to the retention of our employees.  We provide very limited perquisites to our officers.

Analysis of Individual Compensation Decisions

CEO

Mr. Robert J. Glickman’s compensation is based on the same basic factors as described above for other members of senior management. In making its assessment of the CEO’s compensation, the Committee reviewed his performance for the year and also reviewed CEO compensation practices of firms comparable to the Company (see “Process for Determining Compensation” section above for further information). In setting Mr. Glickman’s salary and bonus, the Committee considered the fact that, while his salary and bonus may be lower than CEOs at comparable organizations, Mr. Glickman is in a unique position to benefit from the success of the organization in other ways.  Through his personal equity ownership in the Company, which was 22% as of September 30, 2006, Mr. Glickman shares in the success of the Company through dividends received, as well as through the increased value of his ownership as reflected in the increases in the market price of Corus shares.  Furthermore, his potential for additional ownership interest in the Company continues to grow through annual equity awards.

Other Named Executive Officers

Mr. Taylor, the Company’s Chief Financial Officer, also has compensation based on the same basic factors as described above for other members of senior management. As with their assessment of the CEO’s compensation, the Committee reviewed CFO compensation practices of firms comparable to the Company (see “Process for Determining Compensation” section above for further information). Mr. Taylor’s 2006 compensation increased over the prior year, due both to an increase in his bonus as well as an increase in his stock option awards.  Mr. Taylor’s compensation reflects his contributions to the Company’s success as well as his high level of engagement and commitment to the Company, technical competence and significant operational responsibilities.

Mr. Stein’s compensation is primarily a mechanical function of the CLO Program.  The CLO Program is designed to reward commercial loan officers for originating new loans and the size of the commissions is based on the amount of interest and fees earned on those loans.  His compensation has been substantial and reflects his tremendous productivity under the CLO Program.  Going forward, we anticipate that his responsibilities will shift from front-line loan origination more in the direction of supervisory responsibilities, and that his compensation pattern will therefore likewise move away from that typical of front-line loan officers in the direction of that enjoyed by other executives with primarily administrative or other operational responsibilities.

Mr. Stodder’s compensation, as with Mr. Stein’s, is primarily a mechanical function of the CLO Program.  His compensation reflects his significant productivity under the CLO Program.

The compensation of Mr. Curtis, who manages our deposit gathering business, has increased significantly over the past several years. This growth reflects the critical role he has had in the Company’s tremendous success over the last several years in attracting and retaining deposits. In addition, and during that same time frame, he has significantly expanded and enhanced the Company’s deposit related technology platforms, employee infrastructure and customer interaction systems.

Sarbanes-Oxley Act of 2002 & Executive Compensation

The Sarbanes-Oxley Act of 2002 (section 304) provides that if a company is required to restate its financial results due to the company’s material noncompliance, as a result of misconduct, with any financial reporting requirement, then the chief executive officer and chief financial officer shall reimburse the company for any bonus, incentive-based or equity-based compensation received from the company. (This requirement applies to any such compensation received from the company during the 12-month period following the first public issuance or filing with the SEC, whichever first occurs, of the financial document embodying such financial reporting requirement, as well as any profits realized from the sale of securities of the company during that 12-month period.)

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and the four other most highly compensated executive officers as of the end of any fiscal year.  However, the statute exempts commission-based and “performance-based” compensation from the deduction limit if certain requirements are met.

The shareholders voted at the 2006 Annual Meeting to approve the Corus Bankshares, Inc. 2006 Stock Option Plan and therefore compensation attributable to stock options and certain other awards (though not restricted stock) granted under the Plan should be fully deductible to Corus as “performance-based” compensation under Section 162(m). On February 13, 2007, the Board adopted, subject to shareholder approval, the Corus Bankshares, Inc. Equity Award & Incentive Plan, an amendment and restatement of the 2006 Stock Option Plan. This amended plan allows for the granting of “performance-based” restricted stock awards deductible under Section 162(m).  Compensation under the Commission Program for Commercial Loan Officers is also generally exempt from the Section 162(m) limit.

The Compensation Committee’s desire is to structure Corus’ executive compensation programs to maximize the deductibility of executive compensation under the Internal Revenue Code. However, the Compensation Committee reserves the right in the exercise of its business judgment to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility established under Section 162(m) of the Internal Revenue Code.

Conclusion

The Committee believes the executive officers’ individual compensation programs discussed in this report are designed in a manner that is consistent with Corus’ overall compensation philosophy.  As such, the compensation provided to Corus’ CEO, Mr. Robert J. Glickman, and to the other executive officers is deemed appropriate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis in this Proxy Statement.  Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s Proxy Statement to be filed in connection with the Company’s 2007 Annual Meeting, each of which will be filed with the Securities and Exchange Commission.

Rodney D. Lubeznik, Compensation Committee Chair
Robert J. Buford, Compensation Committee Member
Peter C. Roberts, Compensation Committee Member

This Compensation Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this proxy statement, except to the extent that the Company specifically requests that the Report or information be specifically incorporated by reference.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

From time to time, Corus may enter into transactions with related persons.  Related persons include executive officers, directors, beneficial owners of 5% or more of Corus stock, immediate family members of these persons and entities in which one of these person has a direct or indirect material interest.  In accordance with the Audit Committee Charter, all related party transactions are reviewed and approved by the Audit Committee.

During 2006, Edward W. Glickman and Robert J. Glickman participated in certain loans originated by Corus.  These participations resulted from situations where Corus, due to legal lending limit restrictions and holding company participation policy limits, required an outside party’s participation in order to close the loans.  As an accommodation to Corus, the Glickmans agreed to participate in the loans.  The participation details were as follows:

	Total Commitment As of December 31,			Fees and Interest Paid to Participant

Participant	2006	2005		in 2006

(dollars in thousands)
Edward W. Glickman	$3,291	$10,005		$218
Robert J. Glickman	—	17,838	(1)	238	(1)

(1)

As of December 31, 2005, R.J. Glickman was committed to participate in a loan but the loan did not close until January 2006 at which point $178,000 in fees were earned.  The remaining $58,000 related to fees earned associated with a commitment which expired in 2006

Under the participation agreements, the participants are required to fund their committed amounts at the same time and in proportion to the amount committed by Corus.  In addition, the participants receive interest based on the same terms as those applicable to Corus and are subject to the same credit risks.  No interest is earned on unfunded commitments.

The Audit Committee has approved the related party transactions described above in accordance with the Audit Committee charter.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company’s executive officers and directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of beneficial ownership and changes in beneficial ownership of the Common Stock with the Securities and Exchange Commission.  Based solely upon a review of the copies of such forms received by the Company during or with respect to its most recent fiscal year and written representations from the executive officers and directors, the Company believes that all such reports were filed in a timely manner, except for Mr. Robert J. Buford, who filed one late report relating to a purchase transaction in February 2007.

REPORT OF THE AUDIT COMMITTEE

In fulfilling its oversight responsibilities, and in accordance with its written charter, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee reviewed with the independent public accountants their judgments as to the quality, not just the acceptability, of the Company’s accounting principles.  Furthermore, the independent public accountants communicated and discussed with the Audit Committee the other matters required to be discussed with the Committee in accordance with Statement on Auditing Standards No. 61, “Communication with Audit Committees.”  The Committee has also received and discussed with the auditors the written disclosures and confirmation of independence from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of non-audit services with such independence.

The Audit Committee discussed with the Company’s independent public accountants the overall scope and plans for their audits.  The Committee meets with the independent public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.  The Audit Committee has also recommended that the shareholders ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants for the year ending December 31, 2007.

While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.  This is the responsibility of management and the independent auditors.

Michael J. McClure, Audit Committee Chair
Kevin R. Callahan, Audit Committee Member
Rodney D. Lubeznik, Audit Committee Member

This Audit Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this proxy statement, except to the extent that the Company specifically requests that the Report or information be specifically incorporated by reference.

CORPORATE GOVERNANCE

Board of Directors and Committees

The table below reflects the membership of each Board committee during 2006.

Board Members	Audit	Compensation	Nominating

Robert J. Glickman
Joseph C. Glickman
Robert J. Buford		x
Kevin R. Callahan	x
Rodney D. Lubeznik	x	Chair	x
Michael J. McClure	Chair		Chair
Peter C. Roberts		x	x

Board of Directors

There were four Board of Directors meetings held in person during 2006.  Each member of the Board attended more than 75% of the total number of meetings of the Board and the committees on which he served.

Director Compensation

Director compensation, including compensation for committee participation is discussed and determined by the entire Board of Directors, which includes the CEO, Robert J. Glickman.

Attendance by Members of the Board of Directors at the Annual Meeting of Shareholders

Although the Company does not have a specific policy requiring attendance, the Company encourages each member of the Board of Directors to attend each annual meeting of shareholders.  Six directors attended the annual meeting of shareholders held on April 18, 2006.

Director Independence

The Board of Directors has determined that all non-management directors except for Joseph C. Glickman, or five out of the seven directors, are independent in accordance with The Nasdaq Stock Market, Inc. listing standards. The Board of Directors has determined that Michael J. McClure qualifies as an “Audit Committee financial expert,” as that term is defined in rules of the Securities and Exchange Commission implementing requirements of the Sarbanes-Oxley Act of 2002.

Audit Committee

As stated above, the Board of Directors has determined that Michael J. McClure qualifies as an “Audit Committee Financial Expert,” as that term is defined in rules of the Securities and Exchange Commission implementing requirements of the Sarbanes-Oxley Act of 2002.  Directors McClure, Lubeznik and Callahan are all independent in accordance with the applicable audit committee corporate governance listing standards of the Nasdaq Stock Market, Inc.

The Audit Committee, in addition to reviewing internal control reports, regulatory examination reports, and financial information prior to public release, has sole authority to appoint and replace the independent public accountants and reviews the results of the audit engagement.  There were four regular Audit Committee meetings held in person in 2006 and two telephonic meetings.  In addition, there were seven meetings held by teleconference to review quarterly operating results prior to publicly releasing earnings and filing reports with the Securities and Exchange Commission.  The Audit Committee has a written charter, which is available through the Investor Relations section of the Company’s website at www.corusbank.com.

Compensation Committee

The Compensation Committee held two regular meetings and one telephonic meeting during 2006.  The members of the Compensation Committee, Directors Buford, Lubeznik and Roberts are all independent in accordance with the applicable corporate governance listing standards of The Nasdaq Stock Market, Inc.  The Compensation Committee is responsible for determining and approving the CEO’s salary, bonus and equity-based compensation based on a broad-based, comprehensive evaluation of the CEO’s performance.  While the Compensation Committee reviews any recommendation by the CEO related to the compensation of other executive officers, the Compensation Committee is ultimately responsible for determining and approving such compensation.  In addition to determining compensation, the Compensation Committee reviews and approves the Commercial Loan Officer Commission Program and reviews and approves Change-in-Control Agreements or other similar agreements to be entered into with executive officers.  The Committee has the authority to engage outside consultants and to delegate any or all of its authority to one or more designated members of the Committee.  During 2006, the Compensation Committee did not engage any compensation consultants.  The Compensation Committee has a written charter, a copy of which is attached to these proxy materials as Exhibit A and is available through the Investor Relations section of the Company’s website at www.corusbank.com.

Nominating Committee

The primary function of the Nominating Committee is to identify and recommend to the Board of Directors candidates for director nomination. Directors Lubeznik, McClure and Roberts are all independent in accordance with the applicable corporate governance listing standards of The Nasdaq Stock Market, Inc.  The Nominating Committee has a written charter which is available through the Investor Relations section of the Company’s website at www.corusbank.com.  The Nominating Committee held one regular meeting during 2006.

In accordance with its charter, the Nominating Committee identifies individuals that the Committee believes are qualified to become Board of Directors (“Board”) members in accordance with the nominating criteria set forth below, and recommends to the Board such persons for either appointment to the Board or to stand for election at the next annual meeting of shareholders. The Nominating Committee reviews all proposed nominees for the Board, including those proposed by shareholders.  The Nominating Committee evaluates candidates recommended by shareholders in the same way that it evaluates any other nominee.

Board members must possess the acumen, education and experience to make a significant contribution to the Board and bring a diverse range of skills and perspectives that fits within the perceived needs of the Board at a particular time. Board members must have the highest ethical standards, a strong sense of professionalism, independence, and an understanding of the Company’s business. Additionally, Board members must have the aptitude and experience to fully appreciate the legal responsibilities of a director and the governance processes of a public company, a willingness to commit, as well as have, sufficient time to discharge their duties to the Board and such other factors as the Nominating Committee determines are relevant in light of the needs of the Board and the Company.

During 2006 the Company did not pay a fee to any third party to identify or assist in identifying or evaluating potential nominees. In accordance with its charter, the Nominating Committee retains the ability to engage advisors as appropriate.

For a shareholder to submit a candidate for consideration by the Nominating Committee, a shareholder must notify the Company’s secretary. To be considered by the Nominating Committee for nomination and inclusion in the Company’s proxy statement at the 2008 Annual Meeting, a shareholder must notify the Company’s secretary no later than November 13, 2007 (the date 120 days prior to the first anniversary of the mailing date of the 2007 annual meeting proxy statement).  Notices should be sent to: Corus Bankshares, Inc., 3959 N. Lincoln Ave., Chicago, IL 60613 Attn: Mr. Tim H. Taylor, Corporate Secretary. Notices must meet all of the requirements contained in the Company’s By-Laws.

Executive Sessions of the Board

Independent members of the Board of Directors meet in executive sessions without management.  A “Presiding Director” leads executive sessions. An executive session is held in conjunction with regularly scheduled Board meetings at least twice per year and other sessions may be called by the Presiding Director in his or her own discretion or at the request of the Board.  Michael J. McClure has been designated as the Presiding Director.  The Board of Directors met twice in executive sessions during 2006.

Compensation Committee Interlocks and Insider Participation

Compensation Committee membership in 2006 included Directors Robert J. Buford, Rodney D. Lubeznik and Peter C. Roberts.  None of the committee members are currently, nor have they ever been, officers or employees of Corus.  There are no relationships between Corus and any of the committee members requiring disclosure under Regulation S-K, Item 404, “Transactions with related persons, promoters and certain control persons.”  None of the members of our Board of Directors served in 2006 as an executive officer of another entity where one of our executive officers simultaneously served on the Board of Directors of such other entity (i.e. there were no “compensation committee interlocks” during 2006).

Communications with the Board

The Board of Directors has established a process for shareholders to communicate with the Board or an individual director.  Shareholders may contact the Board or an individual director by writing to their attention at the Company’s principal executive offices at 3959 N. Lincoln Ave., Chicago, IL 60613, Attn: Mr. Tim H. Taylor, Corporate Secretary. Each communication intended for the Board of Directors or an individual director will be forwarded to the specified party in accordance with procedures approved by the independent directors of the Board.

Code of Business Conduct and Ethics

Ethical business conduct is a shared value of Corus’ Board of Directors, management and employees.  Corus’ Code of Business Conduct and Ethics (the “Code”) applies to the Board of Directors as well as all employees and officers, including the principal executive officer, principal financial officer and principal accounting officer.

The Code covers all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to Corus’ business.  Corus encourages all employees, officers and directors to promptly report any violations of the Code to the appropriate persons identified in the Code.  A copy of the Code is available through the Investor Relations section of the Corus website at www.corusbank.com.  Corus will post on its website any amendments to, or waivers from the Code, as it applies to its directors and/or Named Executive Officers.

OTHER BUSINESS

Corus is unaware of any other matter to be acted upon at the meeting for shareholder vote. In case of any matter properly coming before the meeting for shareholder vote, the proxy holders named in the proxy accompanying this statement shall vote the proxies in accordance with their best judgment.

By order of the Board of Directors,

/s/ TIM H. TAYLOR

Tim H. Taylor
Secretary

March 13, 2007

EXHIBIT A
CORUS BANKSHARES, INC.
Compensation Committee Charter
Approved: December 6, 2006

I. Name

There shall be a committee of the Board of Directors (the “Board”) of Corus Bankshares, Inc. (the “Company”), which shall be called the Compensation Committee (the “Committee”).

II. Purpose

The Committee shall discharge the Board’s responsibilities relating to the compensation of executive officers.  The Committee has overall responsibility for reviewing and approving compensation policies, plans and programs of the Company.

III. Membership

The Committee shall consist of no fewer than two members.  Each member of the Committee shall satisfy the independence requirements set forth in The Nasdaq Stock Market, Inc. (“Nasdaq”) rules, as amended from time to time and as interpreted by the Board in its business judgment.  In addition, each member shall meet the definition of “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934, and “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986.

The Board shall appoint the members of the Committee. The members of the Committee shall serve until their successors are appointed and qualify, or until their earlier resignation, death or removal by the Board. The members of the Committee shall designate a Chairman by majority vote. The Board shall have the power at any time to change the membership of the Committee and to fill vacancies in it, subject to such new member(s) satisfying the above requirements.

IV. Meetings and Reports

The Committee meets at least once per year. Additional meetings may occur as the Committee or its chair deems advisable. The Committee shall provide the Board of Directors with a report of the Committee’s activities and proceedings, as appropriate. The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

V. Authority

The Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Committee is empowered to engage legal counsel, search firms or other advisors as it deems appropriate. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications. The Committee may delegate authority to one or more designated members of the Committee.

VI. Committee Responsibilities

The Committee shall:

1.

CEO Compensation.  Meet in executive session (i.e., without management present), and shall determine and approve the CEO’s compensation, including salary, bonus and equity-based compensation.  The Committee’s evaluation of the CEO’s performance shall be broad based and comprehensive.

2.

Other Executive Officer Compensation.  Review the CEO’s recommendations for the salaries, bonuses, and equity-based compensation of the Company’s executive officers and determine and approve the compensation of the Company’s executive officers based on this review.  The CEO may be present during these deliberations and voting, but he may not vote.

3.

Compensation Plans.  Review and make recommendations to the Board regarding the Company’s compensation plans, including with respect to incentive-compensation plans and equity-based plans, policies and programs.

4.

Equity-Based Awards.  Approve grants and/or awards of restricted stock, stock options or other forms of equity-based compensation under the Company’s stock option, incentive-compensation and equity-based plans (unless specifically delegated to one or more executive officers in accordance with the terms of an applicable plan).

5.	Employee Benefit Plans. Approve adoptions of, and any material amendments to, tax qualified, non-discriminatory employee benefit plans.

6.	Commercial Loan Officer Commission Program. Review and approve the Commercial Loan Officer Commission Program.

7.

Employment Agreements.  Review and approve employment agreements, Change of Control agreements, severance agreements and other similar agreements to be entered into, or amended, with the CEO or any executive officer.

8.	Compensation Discussion & Analysis. Provide an overview of the Company’s compensation elements in the Compensation Discussion & Analysis (“CD&A”) to be included in the Proxy Statement.

9.	Compensation Committee Report. Review and discuss with management the CD&A and recommend to the Board that it be included in the Proxy Statement and the Annual Report on Form 10-K.

10.	Annual Review of Charter. Review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

11.

Other Duties.  Perform such other duties and responsibilities, consistent with this Charter, delegated to the Committee by the Board or required under the provisions of any compensation or benefit plan maintained by the Company.

Approved: December 6, 2006

EXHIBIT B
CORUS BANKSHARES, INC.
Equity Award and Incentive Plan
(As Amended Through the First Amendment)

ARTICLE 1.
ESTABLISHMENT, PURPOSE, AND EFFECTIVE DATE OF PLAN

          1.1          Establishment of the Plan.  Corus Bankshares, Inc. (hereinafter referred to as the “Company”), has established the “Corus Bankshares, Inc. Equity Award and Incentive Plan” (hereinafter referred to as the “Plan”), as set forth in this document.  Prior to April 23, 2007, the Plan was known as the “Corus Bankshares, Inc. 2006 Stock Option Plan.”  The Plan permits the grant of nonqualified stock options, stock appreciation rights, stock awards and cash incentive awards (as described below) to Key Employees.  The Plan became effective as of April 18, 2006 (the “Effective Date”), and shall remain in effect as provided in Section 1.3 herein.  The first amendment of the Plan (the “First Amendment”) was adopted by the Company on February 13, 2007 (the “First Amendment Date”), and any Awards that could not be granted in the absence of the First Amendment shall not be exercisable or payable to a Participant prior to shareholder approval of the First Amendment; and if such shareholder approval is not obtained within twelve (12) months after the First Amendment Date, the First Amendment and such Awards shall be of no force and effect and such Awards shall be canceled.  Except as otherwise expressly provided by the Committee, any Awards granted under the Plan prior to the First Amendment Date shall be subject to the terms of the Plan as in effect prior to such amendment.

          1.2          Purpose of the Plan.  The purpose of the Plan is to promote the success of the Company by providing incentives to Key Employees that will link their personal interests to the long-term financial success of the Company and to the growth in shareholder value.  The Plan is intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Key Employees upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.

          1.3          Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1. herein, and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article 12, until all Stock subject to it shall have been purchased or acquired according to the provisions herein.  However, in no event may an Award be granted under the Plan on or after the tenth (10th) anniversary of the Plan’s Effective Date.

ARTICLE 2.
DEFINITIONS AND CONSTRUCTION

          2.1          Definitions.  Except as otherwise provided by the Committee, the following terms in the Plan shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

          (a)          “Affiliate” of the Company means any Person or entity that controls, is controlled by or is under common control with the Company.  For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          (b)          “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Stock Appreciation Rights, Stock Awards and Cash Incentive Awards.

          (c)          “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

          (d)          “Board” or “Board of Directors” means the Board of Directors of the Company.

          (e)          “Change in Control” shall occur on the date on which any Person other than:

(i) a trustee or other fiduciary of securities held under an employee benefit plan of the Company;

(ii) a corporation, partnership, or trust owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company;

(iii) any Person who is a beneficial owner of 5% or more of the total voting power of the Company’s outstanding stock on the date hereof;

(iv) any charitable foundation; or

(v) any Person obtaining an ownership interest by reason of a gift, devise or inheritance is or becomes a beneficial owner, directly or indirectly, of stock of the Company representing 50% or more of the total voting power of the Company’s then outstanding stock.  A Change in Control shall also include: (1) any sale, transfer, or disposal of all or substantially all of the assets of the Company; or (2) any merger, consolidation, or other combination of the Company other than: (a) a combination with an Affiliate of the Company; or (b) a combination with any non-Affiliated company where the Company is the surviving business entity after said combination.  In the event of an ambiguity as to whether a Change in Control has occurred, the Committee, in its sole and absolute discretion, may make a determination whether a Change in Control has taken place.  The Committee has final authority to determine the exact date on which a Change in Control has been deemed to have occurred.

Notwithstanding the foregoing, in no event shall a Change in Control be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group which consummates the Change in Control transaction.  The Participant shall be deemed “part of a purchasing group...” for purposes of the preceding sentence if the Participant is an equity participant or has agreed to become an equity participant, directly or indirectly, in the purchasing company or group (except for an equity interest in the purchasing company or group of less than 10% of any class of such equity).

          (f)          “Cause” means:

             (i)          the willful and continued failure by the Participant to substantially perform his duties to the Company or its Affiliates within a reasonable period of time after a written demand for substantial performance is delivered to the Participant by the Company’s Chief Executive Officer, which demand specifically identifies the manner in which the Chief Executive Officer believes that the Participant has not substantially performed his duties;

(ii) the Participant’s engaging in a criminal act related to his employment for which he is convicted;

(iii) the removal of the Participant from his position with the Company or any of its Affiliates by bank regulators; or

             (iv)       the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or the engaging by the Participant in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Board, the Participant’s credibility and reputation no longer conform to the standard of the Company’s employees.

For purposes of this Plan, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company and its Affiliates.

          (g)          “Code” means the Internal Revenue Code of 1986, as amended.  A reference to any provision of the Code shall include reference to any successor provision of the Code.

          (h)          “Committee” means the committee appointed by the Board to administer the Plan pursuant to Article 3 herein.

          (i)          “Company” means Corus Bankshares, Inc., a bank holding corporation or any successor thereto as provided in Article 15 herein.

          (j)          “Disability” shall be considered to exist for a Participant during any period in which he has a physical or mental disability which renders him incapable, after reasonable accommodation, of performing his duties to the Company; provided, however, that the Participant shall not be considered to have a “Disability” unless (i) for a period of no less than 120 consecutive days, the Participant, as a result of a physical or mental disability, is incapable, after reasonable accommodation, of performing any essential functions of the Participant’s duties; and (ii) at the Participant’s termination of employment, the Participant will immediately begin receiving long term disability benefits totaling no less than 60% of the Participant’s salary (as such was immediately prior to termination) under the Company’s long-term disability plan or another arrangement providing substantially similar benefits.  In the event of a dispute as to whether the Participant has a Disability, the Company may refer the same to a licensed practicing physician mutually agreeable to the Company and Participant, and the Participant agrees to submit to such tests and examinations as such physician shall deem appropriate.

          (k)          “Fair Market Value” on a specified date means the closing price at which a Share is listed if listed as a national market security on the National Association of Securities Dealers Automated Quotation system (“NASDAQ”) or on a national securities exchange on which Shares are primarily traded, or the average of the bid and asked closing prices at which a Share is traded on the over-the-counter market on that date, as reported on the NASDAQ; but if no Shares were traded on such date, then on the last previous date on which a Share was so traded, or if none of the above is applicable, the value of a Share as established by the Committee for such date using any reasonable method of valuation.

          (l)          “Key Employee” means an employee of the Company or one of its Subsidiaries, including an employee who is an officer or a director of the Company or one of its Subsidiaries, who, in the opinion of members of the Committee, can contribute significantly to the growth and profitability of the Company.  “Key Employee” also may include those employees, identified by the Committee, in situations concerning extraordinary performance, promotion, retention, or recruitment.  The Committee may consider employees that a Company officer has recommended to the Committee to be Key Employees.  The granting of an Award under this Plan shall be deemed a determination by the Committee that such employee is a Key Employee.

          (m)          “Nonqualified Stock Option” or “NSO” means an Option that is not intended to be an “incentive stock option” within the meaning of section 422(b) of the Code.

          (m-1)       “Non-Vested Shares” is defined in Section 8.11(b).

          (n)          “Option” means the right to purchase Shares at an Exercise Price established by the Committee, subject to the terms and conditions of the Plan (including but not limited to Section 6.12) and of the relevant Option agreement.  All Options granted under the Plan shall be Nonqualified Stock Options.

          (o)          “Participant” means a Key Employee of the Company who has been granted an Award under the Plan.

          (o-1)       “Performance-Based Compensation” shall have the meaning ascribed to it under Code Section 162(m) and the regulations thereunder.

          (o-2)       “Performance Measures” shall be based on any one or more of the following Company, Subsidiary, operating unit or division performance measures or any combination thereof:  stock price, market share, total return to stockholder, dividends, cash position, net income, economic profit, earnings, earnings growth, earnings per share, net income per share, net interest margin, net investment income, non-interest income as percent of total income, non-interest income growth, expense or cost levels, efficiency ratio, productivity ratios, credit quality, loan growth, losses, loss containment,  deposit growth, assets, return on assets, equity, return on equity, and employee turnover.  Each goal may be expressed on an absolute and/or relative basis or may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and may (but need not) provide for adjustments for restructurings, extraordinary, and other unusual, non-recurring, or similar charges.

          (p)          “Period of Restriction” means the period during which the transfer of Shares subject to Stock Awards is restricted and the Participant is subject to a substantial risk of forfeiture, pursuant to Article 8 herein.

          (q)          “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a group as defined in Section 13(d).

          (r)          “Plan” means the Corus Bankshares, Inc. Equity Award and Incentive Plan (formerly named the Corus Bankshares, Inc. 2006 Stock Option Plan), as herein described.

          (s)          “Restricted Stock” means Stock granted to a Participant pursuant to a Stock Award under Article 8 herein, with such Shares or right to future delivery of such Shares subject to a substantial risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.

          (t)          “Stock” or “Shares” means the common stock of the Company.

          (u)          “Stock Appreciation Right” and “SAR” mean the right to receive a payment from the Company equal to the excess of the Fair Market Value of a share of Stock at the date of exercise over a specified price fixed by the Committee, which shall not be less than 100% of the Fair Market Value of the Stock on the date of grant.

          (u-1)       “Stock Award” is defined in Section 8.1.

          (v)          “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          2.2          Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

          2.3          Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

          2.4          Electronic Documentation and Notification.  Documentation and notification under the Plan shall include and be satisfied by electronic forms of documentation and notification.

ARTICLE 3.
ADMINISTRATION

          3.1          The Committee.  The authority to control and manage the operation and administration of the Plan shall be vested in the Committee, which shall consist of not less than two directors who shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.  Each member of the Committee shall be a “non-employee director” for purposes of Rule 16b-3 promulgated under the Exchange Act and an “outside director” for purposes of Code Section 162(m) and the regulations thereunder.

          3.2          Authority of the Committee.  Subject to the provisions of the Plan, the Committee shall have full power to construe and interpret the Plan; to establish, amend or waive rules and regulations for its administration; to make all other determinations that may be necessary or advisable for the administration of the Plan; to accelerate the exercisability of any Award or the end of a Period of Restriction or the termination of any Award Agreement, or any other instrument relating to an Award under the Plan; and (subject to the provisions of Article 12 herein) to amend the terms and conditions of any outstanding Option, SAR, Stock Award or Cash Incentive Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan.  Notwithstanding the foregoing, no action of the Committee may, without the consent of the Person or Persons entitled to exercise any outstanding Option or to receive payment of any other outstanding Award, adversely affect the rights of such Person or Persons, unless such action is necessary to ensure that Section 409A of the Code does not apply to the Plan.

          3.3          Selection of Participants. The Committee shall have the authority to grant Awards under the Plan, from time to time, to such Key Employees (including officers and directors who are employees) as may be selected by it, in its discretion and to determine the time or times of receipt, to determine the types of Awards, and the number of Shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions and all other terms, conditions and provisions of such Awards. The Committee shall select Participants from among those whom it has identified as being Key Employees.  The Committee may consider employees that a Company officer has recommended to the Committee to be Key Employees.  Nothing contained in the Plan or any resolutions adopted or to be adopted by the Board of Directors or by the shareholders of the Company shall constitute the granting of an Award under the Plan.

          3.4          Decisions Binding. All interpretations, determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including the Company, its Subsidiaries, shareholders, employees, Participants and their estates and beneficiaries.

          3.5          Delegation of Certain Responsibilities.  Subject to the following sentences, the Committee may delegate to appropriate officers of the Company the administration of the Plan under this Article 3.  Notwithstanding the preceding sentence or any other provisions in the Plan, the Committee shall in no event possess the ability to delegate (a) its authority to correct errors, omissions or inconsistencies in the Plan, or (b) any other authority to the extent such delegation would be prohibited by applicable law or the applicable rules of a stock exchange or market, or would be inconsistent with the requirements of Rule 16b-3 of the Exchange Act or the regulations issued under Code Section 162(m) relating to performance-based compensation in such a way as to cause any Options, SARs, Stock Awards or Cash Incentive Awards intended to be Performance-Based Compensation to be subject to the limitations of Code Section 162(m) on deductible compensation.  All authority delegated by the Committee under this Section 3.5 shall be exercised in accordance with the provisions of the Plan and any guidelines for the exercise of such authority that may from time to time be established by the Committee.  Such delegation may be revoked by the Committee at any time.

          3.6          Procedures of the Committee.  All determinations of the Committee shall be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present.  A majority of the entire Committee shall constitute a quorum for the transaction of business.  Any action required or permitted to be taken at a meeting of the Committee may be taken without a meeting if a unanimous written consent, which sets forth the action, is signed by each member of the Committee and filed with the minutes for proceedings of the Committee.  Service on the Committee shall constitute service as a director of the Company so that members of the Committee shall be entitled to indemnification (as provided in Article 14 herein), and limitation of liability and reimbursement with respect to their services as members of the Committee to the same extent as for services as directors of the Company.

          3.7          Award Agreements.  An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe, which need not be the same in all cases.  The terms and conditions of any Award to any Participant shall be reflected in such form of written document as is determined by the Committee.  Such document is referred to in the Plan as an “Award Agreement.”  The Committee may approve a standard form of Award Agreement for each type of Award that shall be used for all such Awards, unless the Committee provides otherwise at the time of grant.  A copy of a Participant’s Award Agreement shall be provided to the Participant, and the Committee may, but need not, require that the Participant sign a copy of such document and deliver it to the Company.  Any Award Agreement may be supplemented or amended in writing from time to time as approved by the Committee, provided that the terms of such agreements as amended or supplemented, as well as the terms of the original Award Agreement, are not inconsistent with the provisions of the Plan.

          3.8          Form and Time of Elections.  Unless otherwise specified herein, each election required or permitted to be made by any Participant or other Person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Company at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Company shall require.

          3.9          Information to be Furnished to the Committee.  The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties.  The records of the Company and Subsidiaries as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all Persons unless determined to be incorrect.  Participants and other Persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

ARTICLE 4.
STOCK SUBJECT TO THE PLAN

          4.1        The Shares with respect to which Awards may be made under the Plan shall be Shares currently authorized but unissued.

          4.2        Subject to the following provisions of this subsection 4.2, the maximum number of Shares that may be delivered to Participants and their beneficiaries under the Plan shall be 3,000,000 Shares.

           (a)       To the extent any Shares covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited, expires or is canceled, or the Shares are not delivered (including, without limitation, by reason of the Award being settled in cash or by reason of Shares being retained by the Company to satisfy tax withholding obligations), such Shares shall nevertheless be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.

           (b)      If the exercise price of any Option granted under the Plan is satisfied by tendering Shares to the Company (by either actual delivery or by attestation) in accordance with section 6.6(b), the total number of Shares issued shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.  Shares issued pursuant to section 7.4 (relating to SARs settled by the delivery of Shares in lieu of a cash payment) shall also be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.

(c) Subject to paragraph 4.2(d), the following additional maximums are imposed under the Plan.

          (i)        The maximum number of Shares that may be covered by Awards granted to any one individual pursuant to Article 6 and Article 7 (relating to Options and SARs) shall be 500,000 Shares during any one calendar-year period.  To the extent required by Section 162(m) of the Code and so long as 162(m) is applicable to Persons eligible to participate in the Plan, Shares of Stock subject to the foregoing limit with respect to which the related Award is forfeited, expires, or is canceled shall not again be available for grant under this limit.

(ii) The maximum number of Shares that may be issued in conjunction with Awards granted pursuant to Article 8 (relating to Stock Awards) shall be 600,000 Shares.

           (iii)     For Stock Awards that are intended to be Performance-Based Compensation, no more than 75,000 shares of Stock may be delivered to any one Participant for performance periods beginning in any one calendar year, regardless of whether the applicable performance period during which the Stock Award is earned ends in the same year in which it begins or in a later calendar year; provided that Stock Awards described in this paragraph (iii) that are intended to be Performance-Based Compensation shall be subject to the following:

(A) If a Stock Award is denominated in Stock but is settled in an equivalent amount of cash, the foregoing limit shall be applied as though the Award was settled in Stock.

           (B)          If delivery of Stock or cash is deferred until after shares of Stock have been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the shares are earned shall be disregarded.

          (iv)     For Cash Incentive Awards that are intended to be Performance-Based Compensation, no more than $5,000,000 may be paid to any one Participant for performance periods beginning in any one calendar year, regardless of whether the applicable performance period during which the Award is earned ends in the same year in which it begins or in a later calendar year; provided that Cash Incentive Awards described in this paragraph (iv) that are intended to be Performance-Based Compensation shall be subject to the following:

          (A)          If a Cash Incentive Award is denominated in cash but an equivalent amount of Stock is delivered in lieu of delivery of cash, the foregoing limit shall be applied as though the Award was settled in cash.

          (B)          If delivery of Stock or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.

          (d)       Adjustments in Authorized Shares.  In the event of any merger, reorganization, split-up, spin-off, consolidation, recapitalization, separation, liquidation, extraordinary cash dividend, Stock dividend, Stock split, share combination, exchange of shares, or other change in the corporate structure of the Company affecting the Stock, such adjustment shall be made in the number and class of Shares which may be granted and delivered under the Plan, and in the number and class of and/or price of Shares subject to outstanding Options, SARs and Stock Awards granted under the Plan to prevent dilution or enlargement of rights; and provided that the number of Shares subject to any Award shall always be a whole number. An adjustment may include, without limitation: (i) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction; (ii) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of value of the Stock subject to the Option or SAR at the time of the transaction over the exercise price; and (iii) any other type of adjustment as may be determined to be appropriate and equitable by the Committee, in its sole discretion.

(e) Stock Dividend. The limits on the number of shares set forth in this subsection 4.2 reflects the adjustment for the stock dividend that was effective May 18, 2006.

          4.3       General Restrictions.  Delivery of Shares or other amounts under the Plan shall be subject to the following:

          (a)        Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

          (b)        In the discretion of the Committee, the grant of shares pursuant to an Award may be effected by the issuance of a single certificate to reflect the full amount of the Award, or by the issuance of multiple certificates representing portions of the Award.  To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of Shares, the issuance may be effected on a non-certificated basis to the extent not prohibited by applicable law or the applicable rules of any stock exchange or market, unless the Committee provides otherwise.

          4.4       Grant and Use of Awards.  In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant.  Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary).  Notwithstanding the provisions of Sections 6.3 and 7.3, Options and SARs granted under the Plan in replacement for awards under plans and arrangements of the Company or a Subsidiary assumed in business combinations may provide for exercise prices that are less than the Fair Market Value of the Stock at the time of the replacement grants, if the Committee determines that such exercise price is appropriate to preserve the economic benefit of the Award.

          4.5       Settlement and Payments.  Awards that are to be settled through the delivery of Shares may, in the discretion of the Committee, be settled through cash payments, the delivery of Shares, the granting of replacement Awards, or combination thereof as the Committee shall determine.  Awards that are to be settled through the payment of cash may, in the discretion of the Committee, be settled through cash payments, the delivery of Shares, the granting of replacement Awards, or combination thereof as the Committee shall determine.  Any Award settlement may be subject to such conditions, restrictions and contingencies as the Committee shall determine.

ARTICLE 5.
ELIGIBILITY AND PARTICIPATION

          5.1       Eligibility.  Persons eligible to participate in this Plan include all employees of the Company or a Subsidiary who, in the opinion of members of the Committee, are Key Employees. The Committee may consider employees that a Company officer has recommended to the Committee to be Key Employees.   “Key Employees” may include employees who are members of the Board, but may not include directors who are not full-time employees.

          5.2       Actual Participation.  Subject to the provisions of the Plan, the Committee may from time to time select from Key Employees, those to whom Awards shall be granted and determine the nature and amount of each Award, and thereby become “Participants” in the Plan.  The Committee may consider the recommendations of a Company officer.  No employee shall have any right to be granted an Award under this Plan.

ARTICLE 6.
STOCK OPTIONS

          6.1       Grant of Options.  Subject to the terms and provisions of the Plan, Options may be granted to Key Employees at anytime and from time to time as shall be determined by the Committee.  Subject to Article 4, the Committee shall have complete discretion in determining the number of Shares subject to Options granted to each Participant.  All Options granted under the Plan shall be Nonqualified Stock Options.

          6.2       Option Agreement.  Each Option grant shall be evidenced by an Award Agreement pursuant to section 3.7 of the Plan that shall specify the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, and such other terms and provisions as the Committee shall determine.

          6.3       Exercise Price.  The “Exercise Price” of each Option and SAR granted under this Article 6 and Article 7 shall be 100% of the Fair Market Value of a Share on the date of grant (or, if greater, the par value of a share of Stock), unless the Committee specifies a higher Exercise Price at the time that the Option or SAR is granted.

          Except for adjustments pursuant to paragraph 4.2(d) (relating to the adjustment of shares), the Exercise Price for any outstanding Option may not be decreased after the date of grant nor may an outstanding Option granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option with a lower exercise price.

          6.4       Duration of Options.  Each Option shall expire upon the tenth (10th) anniversary date of its grant unless the Committee specifies otherwise at the time of grant.

          6.5       Exercise of Options.  Options granted under the Plan shall be exercisable, on such terms and conditions and during such periods specified in an Award Agreement, which need not be the same for all Participants.

          6.6       Payment.  Options shall be exercised by the delivery of a written notice to the Company setting forth the number of Shares of Stock with respect to which the Option is to be exercised, accompanied by full payment for the Shares, subject to the following:

          (a)          Subject to the following provisions of this Section 6.6, the full Exercise Price for Shares purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement described in paragraph (c), payment may be made as soon as practicable after the exercise).

           (b)          Subject to applicable law, the Exercise Price shall be payable in cash or, at the Participant’s election, by tendering, by either actual delivery of Shares or by attestation, Shares valued at Fair Market Value as of the day of exercise, or, at the Participant’s election, in any combination of cash and Shares thereof; provided that payments made with Shares in accordance with this paragraph (b) shall be limited to Shares held by the Participant for not less than six months prior to the payment date.  Such elections must be made by a Participant on or prior to the date of exercise.  The Committee may disapprove of any election, may suspend or terminate the right to make elections, or may provide with respect to any Award under the Plan that the right to make elections shall not apply to such Awards.

           (c)          Subject to applicable law, a Participant may elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell Shares (or a sufficient portion of the Shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

          The proceeds from such a payment shall be added to the general funds of the Company and shall be used for general corporate purposes.

          6.7       Restrictions on Stock Transferability.  The Committee shall impose such restrictions on any Stock acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal securities law, under the requirements of any stock exchange upon which such Stock is then listed and under any blue sky or state securities laws applicable to such Shares.

          6.8       Termination of Employment Due to Death or Disability.  Except as otherwise provided by the Committee, in the event the employment of a Participant is terminated by reason of death, any outstanding Options shall become 100% vested and immediately exercisable at any time prior to the expiration date of the Options or within one year after such date of termination of employment, whichever period is shorter, by such Person or Persons as shall have acquired the Participant’s rights under the Option by will or by the laws of descent and distribution.  Except as otherwise provided by the Committee, in the event the employment of a Participant is terminated by reason of Disability, any outstanding Options shall become 100% vested and immediately exercisable at any time prior to the expiration date of the Options or within 90 days after such date of termination of employment, whichever period is shorter.

          6.9       Termination of Employment for Other Reasons.  If the employment of a Participant shall terminate for any reason other than death, Disability or for Cause, all outstanding Options that have not become vested and exercisable as of his date of termination shall terminate immediately on that date.  All outstanding Options that have become vested and exercisable as of his date of termination shall terminate one month after such date of termination.  In its sole discretion, the Committee may extend the exercisability of any outstanding Option that was vested and exercisable as of his date of termination for up to 90 days, but in no event beyond the expiration date of the Option.

          If the employment of a Participant shall terminate for Cause, rights under all outstanding Options shall be immediately terminated upon termination of employment.

          6.10     Nontransferability of Options.  Except as otherwise provided by the Committee in the applicable Award Agreement, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Unless otherwise determined by the Committee in accordance with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of a Participant only by the Participant or during the period that the Participant is under a legal disability by the Participant’s guardian or legal representative.

          6.11     Rule 16b-3 Requirements.  Notwithstanding any other provision of the Plan, the Committee may impose such conditions on exercise of an Option (including without limitation the right of the Committee to limit the time of exercise to specified periods) as may be necessary to satisfy the requirements of Rule 16b-3.

          6.12     Form of Settlement.  As soon as practicable, after receipt of written notification and payment, the exercise of Options shall be settled by the delivery of the appropriate number of Shares to the Participant (or its designee, in the case of exercises pursuant to section 6.6(c)) unless the Committee, in its discretion, provides otherwise pursuant to Section 4.5 of the Plan.  Options settled for a cash payment in lieu of Shares shall be for an amount of cash equal to the excess of (a) the Fair Market Value at the time of exercise of the number of the Shares of Stock to be settled in cash; over (b) the total Exercise Price for such Shares established by the Committee; reduced by (c) withholding for all applicable taxes.

ARTICLE 7.
STOCK APPRECIATION RIGHTS

          7.1       Grant of Stock Appreciation Rights.  Subject to the terms and provisions of the Plan, Stock Appreciation Rights (“SARs”) may be granted to Participants at any time and from time to time as shall be determined by the Committee.

          7.2       Exercise of SARs.  SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon the SARs.

          7.3       Payment of SAR Amount.  Upon exercise of the SAR, the holder shall be entitled to receive payment of an amount (subject to Section 7.5 below) determined by multiplying:

(a) The difference between the Fair Market Value of a share of Stock at the date of exercise over the Exercise Price (determined at Section 6.3) by

(b) The number of Shares with respect to which the Stock Appreciation Right is exercised.

          7.4       Form of Payment.  The exercise of SARs shall be settled by a cash payment to the Participant unless the Committee, in its discretion, provides otherwise pursuant to Section 4.5 of the Plan.  SARs settled by the delivery of Shares in lieu of a cash payment shall be for a number of Shares equal to (a) the amount of the cash payment to be settled in Shares; reduced by (b) withholding for all applicable taxes; and then divided by (c) the Fair Market Value of a share of Stock at the date of exercise.

          7.5       Limit on Appreciation.  At the time of grant, the Committee may establish in its sole discretion, a maximum amount per share which will be payable upon exercise of an SAR.

          7.6       Rule 16b-3 Requirements.  Notwithstanding any other provision of the Plan, the Committee may impose such conditions on exercise of an SAR (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Rule 16b-3.

          7.7       Term of SAR.  The term of an SAR granted under the Plan shall not exceed 20 years.

          7.8       Termination of Employment.  In the event the employment of a Participant is terminated by reason of death, Disability, Cause, retirement, or any other reason, any SARs outstanding shall terminate in the same manner as specified for Options under Sections 6.8 and 6.9 herein.

          7.9       Nontransferability of SARs.  Except as otherwise provided by the Committee in the applicable Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Unless otherwise determined by the Committee in accordance with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of a Participant only by the Participant or during the period that the Participant is under a legal disability by the Participant’s guardian or legal representative.

ARTICLE 8.
STOCK AWARDS

          8.1       Grant of Stock Award.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Stock Awards to a Participant.  A Stock Award is a grant of shares of Stock or a right to receive shares of Stock in the future with such grant subject to one or more of the following as determined by the Committee:

(a) The grant shall be in consideration of a Participant’s previously performed services, or surrender of other compensation that may be due.

(b) The grant shall be contingent on the achievement of performance or other objectives during a specified period.

          (c)        The grant shall be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives.

The grant of Stock Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee.

          8.2       Restrictions on Awards.  The Committee may designate a Stock Award granted to any Participant as Performance-Based Compensation.  To the extent required by Code Section 162(m), any Stock Award so designated shall be conditioned on the achievement of one or more performance objectives.  The performance objectives shall be based on the Performance Measures selected by the Committee.  For Awards under this Article 8 intended to be Performance-Based Compensation, the grant of the Awards and the establishment of the Performance Measures shall be made during the period required under Code Section 162(m).

          8.3       Award Agreement.  Each Stock Award shall be evidenced by an Award Agreement that shall specify the Period of Restriction (if any), the type of Stock Award, the number of shares of Stock granted under such Award and such other provisions as the Committee shall determine.

          8.4       Nontransferability of Stock Awards.  Except as otherwise provided in this Article 8, the Stock Awards granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution, until the termination of the applicable Period of Restriction or for such period of time as shall be established by the Committee and as shall be specified in the Award Agreement, or upon earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the Award Agreement.  All rights with respect to the Stock Award granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or during the period that the Participant is under a legal disability by the Participant’s guardian or legal representative.

          8.5       Other Restrictions.  The Committee shall impose such other restrictions on the Stock Awards granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

          8.6       Certificate Legend.  Except as otherwise provided by the Committee, in addition to any legends placed on certificates pursuant to Section 8.5 herein, each certificate representing Shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

“The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Corus Bankshares, Inc. Equity Award and Incentive Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in an Award Agreement dated _____________.  A copy of the Plan, such rules and procedures, and such Award Agreement may be obtained from the Secretary of Corus Bankshares, Inc.”

          8.7       Removal of Restrictions. Except as otherwise provided in this Article, Shares of Restricted Stock covered by each Restricted Stock Award grant made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction.  Once the Shares are released from the restrictions, the Participant shall be entitled to have the legend required by Section 8.6 removed from his Stock certificate.

          8.8       Voting Rights.  Except as otherwise provided by the Committee, during the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares to the same extent as would have been applicable to the Participant if the Participant was then vested in the Shares; provided, however, that the Participant shall not be entitled to vote the Shares with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited those Shares.

          8.9       Dividends and Other Distributions.  Except as otherwise provided by the Committee, during the Period of Restriction, a Stock Award will provide the Participant with the right to receive all dividends and other distributions paid with respect to those Shares subject to the Stock Award at the same time such dividends are paid to the Company’s shareholders and such dividends and other distributions may be settled in cash or Stock, as determined by the Committee; provided, however, that no dividends shall be payable to or for the benefit of the Participant for Shares subject to the Stock Award with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited those Shares.  Except as otherwise provided by the Committee, if any such dividends or distributions are paid in shares of Stock, such Shares shall be subject to the same restrictions on transferability as the Shares subject to the Stock Award with respect to which they were paid.

          8.10     Termination of Employment Due to Death or Disability.  Except as otherwise provided by the Committee:

          (a)       In the event a Participant’s employment is terminated because of death during the Period of Restriction, any remaining Period of Restriction applicable to a Restricted Stock Award pursuant to Section 8.4 herein shall automatically terminate and, except as otherwise provided in Section 8.5, the Shares subject to the Restricted Stock Award shall thereby be free of restrictions and fully transferable.

          (b)        In the event a Participant’s employment terminates because of Disability, all Non-Vested Shares (as defined below) shall remain outstanding (and dividends shall accrue on such shares while they are outstanding), subject to the following:  If the Participant survives until the two-year anniversary of such termination of employment, all of the Non-Vested Shares and any accrued dividends thereon shall be forfeited on such two-year anniversary.  However, if after termination of employment because of Disability, the Participant dies prior to the two-year anniversary of the date of such termination, all of the Non-Vested Shares shall thereby be free of restrictions and fully transferable and any accrued dividends on such Non-Vested Shares shall be paid to the Participant’s estate.  For purposes of this paragraph (b), if a Participant’s employment terminates by reason of Disability, the Participant’s “Non-Vested Shares” shall be those shares of Restricted Stock previously granted to the Participant as to which the Period of Restriction has not ended on or before such termination.

          8.11     Termination of Employment for Other Reasons.  Except as otherwise provided by the Committee, in the event that a Participant terminates his employment with the Company for any reason other than for Death or Disability as set forth in Section 8.10 herein, during the Period of Restriction, then any Shares subject to the Stock Award still subject to restrictions as of the date of such termination shall automatically be forfeited and returned to the Company; provided, however, that, in the event of an involuntary termination of the employment of a Participant by the Company other than for Cause, the Committee, in its sole discretion, may waive the automatic forfeiture of any or all such Shares and may add such new restrictions to such Shares subject to the Stock Award as it deems appropriate.

ARTICLE 8A.
CASH INCENTIVE AWARDS

          8A.1    Cash Incentive Awards.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash Incentive Awards to such Participants and in such amounts as it shall determine.  A Cash Incentive Award is the grant of a right to receive a payment of cash (or in the discretion of the Committee, Stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee.  The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee.  The Committee may designate a Cash Incentive Award granted to any Participant as Performance-Based Compensation as that term is used in Code Section 162(m).  To the extent required by Code Section 162(m), any such Award so designated shall be conditioned on the achievement of one or more Performance Measures, as selected by the Committee.  For Cash Incentive Awards under this Section 8A.1 intended to be Performance-Based Compensation, the grant of such Awards and the establishment of the Performance Measures shall be made during the period required under Code Section 162(m).

ARTICLE 9.
BENEFICIARY DESIGNATION

          9.1       Beneficiary Designation.  If any rights of the Participant or benefits distributable to the Participant under the Plan have not been exercised or distributed, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed, during the Participant’s lifetime, with the Company in such form and at such time as the Company shall require.  Each designation will revoke all prior designations by the same Participant.  If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant.  If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under the Plan or before the complete distribution of benefits to the Designated Beneficiary under the Plan, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

ARTICLE 10.
RIGHTS OF EMPLOYEES

          10.1     Participation.  No employee shall have a right to be selected as a Participant, or having been so selected, to be selected again as a Participant.  Neither a Participant nor any other Person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan.  A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any Person.

          10.2     Employment.  The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee the right to be retained in the employ of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.  Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

ARTICLE 11.
CHANGE IN CONTROL

          11.1     In General.  Subject to the provisions of paragraph 4.2(d) (relating to the adjustment of Shares), and except as otherwise provided in the Plan or an Award Agreement reflecting the applicable Award:

           (a)        If a Participant who is employed by the Company or a Subsidiary at the time of a Change in Control then holds one or more outstanding Options, all such Options then held by the Participant shall become fully exercisable on and after the date of the Change in Control (subject to the expiration provisions otherwise applicable to the Options).

           (b)        If a Participant who is employed by the Company or a Subsidiary at the time of a Change in Control then holds one or more outstanding SARs, all such SARs then held by the Participant shall become fully exercisable on and after the date of the Change in Control (subject to the expiration provisions otherwise applicable to the SARs).

           (c)        If a Participant who is employed by the Company or a Subsidiary at the time of a Change in Control then holds one or more Stock Awards, all such Stock Awards shall become fully vested on the date of the Change in Control; provided that, if the amount of the Award or the vesting is to be determined based on the level of performance achieved, the target level of performance shall be deemed to have been achieved.

ARTICLE 12.
AMENDMENT, MODIFICATION, AND TERMINATION

          12.1    Amendment, Modification, and Termination.  With the approval of the Board, at any time and from time to time, the Committee may terminate, amend, or modify the Plan.  However, without the approval of the shareholders of the Company no such termination, amendment or modification may:

(a) Increase the total number of shares of Stock which may be issued under this Plan, either in the aggregate or to an individual, except as provided in Section 4.2(d) herein;

(b) Change the class of employees eligible to participate in the Plan; or

(c) Change the provisions of the Plan regarding Option Exercise Price.

          12.2    Awards Previously Granted.  No termination, amendment or modification of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the written consent of the Participant, unless such action is necessary to ensure that Section 409A of the Code does not apply to the Plan.

ARTICLE 13.
WITHHOLDING

          13.1       Tax Withholding.  All distributions under the Plan are subject to withholding of all applicable taxes, and the Company may condition the delivery of any cash, Shares or other benefits under the Plan on satisfaction of the applicable withholding obligations.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, State and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of this Plan.

          13.2       Stock Withholding Elections.  Due to the exercise of a (a) Nonqualified Stock Option, (b) lapse of restrictions on Stock Awards, or (c) the issuance of any other Stock Award under the Plan, a Participant may make an irrevocable election to (i) surrender to the Company shares of Stock to which the Participant is otherwise entitled under the Plan, provided, however, that such Shares under this clause (i) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), or (ii) surrender to the Company shares of Stock (by actual delivery or attestation) which the Participant already owns, provided, however, that to the extent Shares described in this clause (ii) are used to satisfy more than the minimum statutory withholding obligation, as described below, then, except as otherwise provided by the Committee, payments made with Shares in accordance with this clause (ii) shall be limited to Shares held by the Participant for not less than six months prior to the payment date.  Such elections must be made by a Participant on or prior to the date of exercise.  The Committee may disapprove of any election, may suspend or terminate the right to make elections, or may provide with respect to any Award under the Plan that the right to make elections shall not apply to such Awards.

ARTICLE 14.
INDEMNIFICATION

          14.1       Indemnification.  Each Person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf.  The foregoing right of indemnification shall neither be exclusive of nor exceed any other rights of indemnification to which such Persons may be entitled under the Company’s Articles of Incorporation, Bylaws or indemnification agreements, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 15.
SUCCESSORS

          15.1       Successors.  This Plan shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any Person acquiring, whether by direct or indirect merger, consolidation, purchase of assets and/or stock, or otherwise, all or substantially all of the business and/or assets of the Company.

ARTICLE 16.
REQUIREMENTS OF LAW

          16.1       Requirements of Law.  The granting of Awards and the issuance of shares of Stock under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges or markets as may be required.

          16.2       Governing Law.  The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Illinois.

Corus Bankshares, Inc.
3959 North Lincoln Avenue
Chicago, Illinois 60613

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED, revoking previous proxies for such stock, hereby appoints J.C. Glickman and
R.J. Glickman or either one of them the proxy of the undersigned with full power of substitution, to vote all stock of Corus Bankshares, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said Corporation to be held at the DOUBLETREE HOTEL & CONFERENCE CENTER, 9599 Skokie Boulevard, Skokie, Illinois, at 10:00 a.m. on April 23, 2007, and at any adjournment or postponement thereof:

1. Election of Directors
A. FOR all nominees listed below:	B. WITHHOLDING AUTHORITY to	C. WITHHOLDING AUTHORITY to
	vote for ALL nominees listed below:	vote for SPECIFIC NOMINEES, as indicated below:

(INSTRUCTIONS SOLELY FOR OPTION C: If withholding authority to vote only for certain specific nominees, check option “C” above and strike a line through the names of those nominees as to whom voting authority is to be withheld in the list below.)

Joseph C. Glickman	Robert J. Buford	Rodney D. Lubeznik	Peter C. Roberts
Robert J. Glickman	Kevin R. Callahan	Michael J. McClure

2. Proposal to ratify the appointment of Ernst & Young LLP as the independent public accountants of the Company.

FOR ____________	AGAINST ___________	ABSTAIN __________

3.  Proposal to amend the Corus Bankshares, Inc. 2006 Stock Option Plan.

FOR ____________	AGAINST ___________	ABSTAIN __________

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy will be voted as directed. Unless otherwise marked, proxies will be voted (1) FOR the election of the nominees to the Board of Directors, (2) FOR the ratification of Ernst & Young LLP as the Company’s independent public accountants, (3) FOR the proposed amendment to the Corus Bankshares, Inc. 2006 Stock Option Plan, and in accordance with their best judgment, upon such other matters as may properly come before said meeting or any adjournment or postponement thereof.

The undersigned may, at any time prior to the Annual Meeting of Shareholders, revoke this proxy as set forth in the accompanying proxy statement.

Dated:______________________, 2007

Signature

Signature, if held jointly

(The shareholder’s signature should be exactly as it appears on the stock certificate. In case stock is held jointly, all parties should sign. If you sign as an attorney, trustee, administrator, executor or guardian, please give full title as such. Corporations should sign by duly authorized officer and affix seal.)